                    Registration Statement No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   DTOMI, INC.


           Nevada                ___________________          98-0207554
(State or Other Jurisdiction      (Primary Standard          (IRS Employer
of Incorporation or Organization)    Industrial              Identification
                                 Classification Number)          Number)

                 (Name of small business issuer in its charter)
                        200 Ninth Avenue North, Suite 220
                          Safety Harbor, Florida 34965
                                 (727) 723-8664
             (Address and telephone of principal executive offices)

                       Corporation Trust Company of Nevada
                                 6200 Neil Road
                               Reno, Nevada 89511
                                 (775) 688-3061
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                  David M. Otto
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                                Seattle, WA 98164
                                 (206) 262-9545


Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------- ----------------- ---------------- -------------------- --------------
  Title of each class of securities to be      Amount to be       Proposed       Proposed maximum      Amount of
                registered                      registered         maximum       offering price(3)   registration
                                                               offering price                             fee
                                                                per share (3)
-------------------------------------------- ----------------- ---------------- -------------------- --------------
Common Stock issued in Private Offerings,          10,994,460         $0.03(1)          $329,833.80         $30.34
$0.001 par value per share
-------------------------------------------- ----------------- ---------------- -------------------- --------------
Common Stock underlying Option issued in            1,831,798         $0.03(2)           $54,953.94          $5.06
Private Offering, $0.001 par value per
share
-------------------------------------------- ----------------- ---------------- -------------------- --------------
Common Stock, $0.001 par value per share            5,000,000        $0.50 (3)        $2,500,000.00        $230.00
-------------------------------------------- ----------------- ---------------- -------------------- --------------
Common Stock issued as part of Network 60           1,700,000         $0.03(1)           $51,000.00          $4.69
share exchange agreement, $0.001 par value
per share
-------------------------------------------- ----------------- ---------------- -------------------- --------------
Common Stock issued for services already              100,000         $0.03(1)            $3,000.00          $0.28
rendered, $0.001 par value per share
-------------------------------------------- ----------------- ---------------- -------------------- --------------
TOTAL                                              19,626,258               --        $2,938,787.74        $270.37
-------------------------------------------- ----------------- ---------------- -------------------- --------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of calculating amount of registration fee, based on the average of the bid and ask sales prices of the Registrant's common stock on November 13, 2002, as quoted in the National Association of Securities Dealers Over-the-Counter Bulletin Board.
(2) Estimated pursuant to Rule 457 (c) and (g) under the Securities Act.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and the selling shareholder is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.


                  PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

                                November 15, 2002

                                   DTOMI, INC
                        19,626,258 Shares of Common Stock

This is a public offering of 19,626,258 shares of the common stock of Dtomi, Inc.

All of the shares being offered, when sold, will be sold by selling shareholders as listed in this prospectus on pages 14 and 15. The selling shareholders are offering:

10,994,460 shares of common stock acquired in private placements;

1,831,798 shares of common stock issuable on exercise of an option; and

The Company is offering:

5,000,000 shares of common stock directly by the Company (without a placement agent or underwriter);

1,700,000 shares of common stock issuable to unit owners of Network 60, LLC pursuant to a share exchange agreement which should be executed by November 20, 2002 between the Company and Network 60, LLC; and 100,000 shares of common stock issuable to three individuals for consulting and other services already rendered for the Company.

Proceeds from the sale of common stock in the offering by the Company notwithstanding, we will not receive any of the proceeds from the sale of the shares.

Our common stock is traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board (the "OTC BB") under the symbol "DTMI." On September 30, 2002, the closing sale price for our common stock was $0.13 per share on the OTC BB.

FOR INFORMATION REGARDING CERTAIN RISKS RELATING TO THE COMPANY, SEE "RISK FACTORS" ON PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 15, 2002.

                                                 TABLE OF CONTENTS
SUMMARY INFORMATION...............................................................................................4
RISK FACTORS AND UNCERTAINTIES....................................................................................9
USE OF PROCEEDS...................................................................................................14
SELLING SHAREHOLDERS..............................................................................................15
PLAN OF DISTRIBUTION..............................................................................................16
LEGAL PROCEEDINGS.................................................................................................18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS......................................................19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................................................19
DESCRIPTION OF SECURITIES.........................................................................................20
NAMED EXPERTS AND COUNSEL.........................................................................................22
THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................................22
DESCRIPTION OF THE BUSINESS.......................................................................................22
CHANGE OF AUDITOR.................................................................................................25
MANAGEMENT DISCUSSION AND ANALYSIS................................................................................26
DESCRIPTION OF PROPERTY...........................................................................................29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....................................................................29
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..........................................................29
EXECUTIVE COMPENSATION............................................................................................30
OPTION GRANTS IN 2001.............................................................................................31
FISCAL YEAR-END OPTION VALUE......................................................................................31
UNAUDITED FINANCIAL STATEMENT FOR PERIODS ENDING SEPTEMBER 30, 2002...............................................33

                                       3

UNAUDITED FINANCIAL STATEMENTS FOR THE NINE MONTH AND THREE MONTH.................................................34
UNAUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001.....................................35
NOTES TO UNAUDITED FINANCIAL STATEMENTS...........................................................................36
UNAUDITED PRO FORMA FINANCIAL STATEMENTS FOR DTOMI, INC. AND NETWORK 60...........................................41
UNAUDITED CONDENSED CONSOLIDATED PROFIT AND LOSS STATEMENT FOR 2002-2004 FOR DTOMI, INC AND NETWORK 60............42
INDEMNIFICATION OF DIRECTORS AND OFFICERS.........................................................................43
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.......................................................................43
RECENT SALES OF UNREGISTERED SECURITIES...........................................................................43
EXHIBITS..........................................................................................................45
UNDERTAKINGS......................................................................................................46
SIGNATURES........................................................................................................46

Except as otherwise required by the context, all references in this prospectus to (a) "we," "us," "our," or the "Company" refer to the consolidated operations of Dtomi, Inc., a Nevada corporation, and (b) "you" refers to prospective investors in the common stock. Unless otherwise indicated or unless the context otherwise requires, all information in this prospectus assumes the exercise of the option by a Selling Stockholder as more fully described in "Selling Shareholders," "Description of Capital Stock" and "Plan of Distribution."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identify important additional factors that could materially adversely affect our actual results and performance. We claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

We are making these statements only as of the date of this prospectus.

                               SUMMARY INFORMATION

Because this section is a summary, it may not contain all of the information important to an investor. Investors should read this prospectus completely and carefully before deciding whether to invest.

SUMMARY OF THE OFFERING

This is an offering of up to 19,626,258 shares of our common stock, of which shares 10,994,460 shares are held by certain of our security holders and 1,831,798 shares are issuable upon the exercise of a certain outstanding option issued by us to John "JT" Thatch, our Chief Executive Officer, President, Treasurer and a Director. Persons who hold securities in the previous sentence shall be referred to herein as the "Selling Shareholders," unless other indicated or the context otherwise requires. Apart from $18,317 in proceeds upon exercise of Mr. Thatch's option, we will not receive any proceeds from the sale of the shares by the Selling Shareholders. We cannot assure you that the option will be exercised.

Dtomi, Inc. is offering up to 5,000,000 shares of common stock, at a fixed price of $0.50 per share. The offering of the 5,000,000 shares is being conducted directly by the Company, which proposes to offer the shares on a continuous basis for a period of in excess of 30 days from the date of effectiveness, and no compensation is to be paid to any person for the offer and sale of the shares. No underwriter is being used for the offering of he shares directly by the Company. Any proceeds we receive from the sale of our common stock by us will be used primarily for working capital and general corporate purposes.

Company is offering up to 1,700,000 shares of common stock shall be issued to unit owners of Network 60, LLC. pursuant to a share exchange agreement between Dtomi, Inc. and Network 60, LLC as discussed below.

Company is offering up to 100,000 shares of common stock to the following three individuals: (i) 25,000 shares of common stock to Nathan Leder; (ii) 25,000 shares of common stock to Karen Talbot; and (iii) 50,000 shares of common stock to Roy Talbot. Company is offering 100,000 shares of common stock for past consulting and counseling services.

SUMMARY OF OUR BUSINESS

THE COMPANY AND ITS PRODUCTS

Dtomi, Inc., a Nevada corporation ("Dtomi" or the "Company"), was originally incorporated as "Recon Rubber Corporation" on June 11, 1998. The Company changed its name to "Copper Valley Minerals Ltd." on July 1, 2000. Subsequently, the Company changed its name to "Dtomi, Inc." on October 25, 2001. Currently, the Company has one inactive wholly owned subsidiary, Dtomi Acquisition Corp., a Delaware corporation, in which it owns all of the issued and outstanding common stock.

On January 21, 2002, the Company effected that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), first entered into on January 14, 2002, as amended, by and between Dtomi, Inc., a Nevada corporation (the "Company") and International Manufacturers Gateway, Inc., a Delaware corporation ("IMG"), to purchase from IMG certain of IMG's assets, which principally consist of business information and materials, software, domain names, customers, customer lists, databases and patent-pending technology. Under the terms of the Asset Purchase Agreement (the "APA"), the Company acquired IMG's Assets for 9,673,794 shares of common stock of the Company. The Company also assumed certain of IMG's liabilities, which include, without limitation, certain accounts payable and notes payable. The acquisition was treated as a recapitalization of IMG who is considered the historical registrant for accounting purposes.

Since the consummation of the APA, the Company is a development stage company that plans to work with manufacturers, distributors and purchasers (the "Customers") to develop targeted selling and purchasing strategies to assist the Customers in the growth and development of their businesses. To date, the Company has not generated any revenues from its Customers. The Company has two core services: Outsourced Leads Generation/Sales Prospecting and Permission-Based Marketing. The Outsourced Leads Generation/Sales Prospecting service is designed to replace the traditional telemarketing or "cold-calling" strategy of sellers and purchasers. This service is based on a patent-pending technology that primarily consists of an detailed set of instructions, that sort and compile information in a database according to specific parameters (the "Technology"). Specifically, the Technology sorts and compiles information from a database which includes 400,000 manufacturers, 22,000 products, U.S. government SIC data and U.S. Department of Commerce revenue data (collectively, the "Data"), using keywords and specific parameters that generates lists of potential sellers or purchasers (the "Leads") who use the Customer's products or services or supply the raw material needed by the Customer in manufacturing their own product (the "Market Intelligence"). The Market Intelligence provides "marketing opportunities" for the Customer because it enables the Customer to develop a targeted selling and purchasing strategy based on specific knowledge of (i) who is in the market of buying the products the Customer sells or (ii) where the Customer can purchase raw materials needed to manufacture its own products. The detailed set of instructions also amalgamate the Data to provide historical trend analysis with respect to market size and purchasing habits.


DTOMI MANUFACTURING DATABASE. Dtomi's core service is providing pertinent sales, marketing and sourcing information to both corporate and consumer clientele with particular specialization for the manufacturing industry. This is achieved by a patent pending database software engine that amalgamates government economic census data with a domestic manufacturing database of approximately 400,000 manufacturing firms rendering valuable information to the manufacturing industry for increasing market share and finding prospective clients. Additionally, Dtomi will utilize an outbound call center and state of the art CSM software for permission based lead generation programs. Dtomi also has several other a-la-carte revenue products and services that promulgate this data into profitable revenue for any manufacturing company.

THE OTHER SERVICES INCLUDE THE FOLLOWING:

     o LIST MANAGEMENT. Dtomi, Inc. has a nonexclusive marketing agreement relating to an Intranet/Extranet e-mail marketing and content management product application that allows users to store, grouped and categorized an unlimited number of email contacts so as to target select markets chosen by the users. With the List Management back-end tracking and reporting ability, the email activity is recorded to create evaluation reports that detail whether the email was discarded by the recipient, read by the recipient, forwarded by the recipient, to whom it was forwarded and the ultimate disposition of the email. This is of particular importance to assess the effectiveness of the campaign.

     o WEBSITE DESIGN, MANAGEMENT, LOGO DESIGN, MAINTAIN "LEAD GENERATION". Dtomi, Inc. has a nonexclusive marketing agreement relating to website design, management and hosting; technical management of a menu driven standard do-it-yourself website design for DTOMI, Inc. customers; technical expertise for custom logo design; intellectual technology necessary to manage and maintain database technology relating to "lead generation."

     o OPT-IN EMAIL DISTRIBUTION. Dtomi, Inc. has a marketing agreement relating to "test market emails" for new products and/or services. Dtomi, Inc. has the ability to supply to its customer "test market emails" for the sale of products not to exceed an aggregate of one million opt-in emails per calendar month. If the "test market emails" are successful, Dtomi, Inc. has the ability for further opt-in email distribution to advertise, promote, sell and distribute products and services to demographically defined opt-in email recipients. This service includes the capability to process all valid purchase orders including credit card and all other acceptable valid electronic payment.

     o HYPERLINK DTOMI, INC. TO THE INCORPORATE USA, INC. WEBSITE. Dtomi, Inc. has an agreement with Incorporate USA, Inc. whereby Incorporate USA will refer and recommend all of its new business clients to DTOMI, Inc. for website development, website hosting and logo design. In addition to traditional oral and written recommendations, Incorporate USA, Inc. will hyperlink DTOMI, Inc. to the Incorporate USA, Inc. website at the "website design" button and such other buttons as relate thereto.

Activities  during  the  development  stage  include   fundraising   activities,
development of proprietary software and intellectual property and implementation of the business plan.


On October 2, 2002, the Company executed a binding Share Exchange Agreement (the "Share Exchange Agreement") with Network 60, LLC, a New York Limited Liability Company, to purchase all of the units of ownership which will effectively merge Network 60 into the Company as a wholly owned subsidiary. The terms of the Share Exchange Agreement provide for a closing no later than October 31, 2002, the Company will pay One Million Three Hundred Thousand Dollars ($1,300,000) plus issue a minimum of one million seven hundred thousand (1,700,000) shares of Company restricted common shares with piggyback registration rights in exchange for total ownership of Network 60, LLC. The number of Company shares to be issued to Network 60 is dependant on the average closing price of the Company shares over the thirty (30) days preceding the closing and could exceed one million seven hundred thousand (1,700,000) shares. Softbank Investment Group issued to the Company a "confident letter" and details of this financing are currently being negotiated. The Share Exchange Agreement provides for an alternative to the payment of the full One Million Three Hundred Thousand Dollars ($1,300,000) at closing. A minimum payment of Five Hundred Thousand dollars ($500,000) is required at closing and any remaining balance may be financed by Network 60 secured by the conveyed assets. The two principals of Network 60, Michael Alon and Michael Korff, signed employment contracts to continue their services at least through the ninety (90) day transition period. The Company plans to retain the current employees of Network 60. The Share Exchange Agreement also provides for a seat on the Company board of directors for Michael Alon. A copy of the Share Exchange Agreement is attached to this Report as Exhibit A. The foregoing description is qualified in its entirety by reference to the full text of Exhibit 10.6.

The Company expects to generate revenues from its Customers in connection with providing these services.

COMPETITION

While the Company believes no other company currently provides all the services that the Company offers, there are two (2) classes of competitors that provide a portion of the two core services that the Company offers: (i) electronic suppliers and (ii) publishing companies.

Electronic suppliers include print and electronic database compliers that provide manufacturing information. Competitors in this category include companies such as InfoUSA, Thomas Register, Dunn & Bradstreet and Harris InfoSource. These companies have their roots in publishing business information, but use traditional methods to execute their business models, such as publishing printed books and directories of market information and offering these printed books and directories to potential interested persons. The data-compiling process is labor-intensive and expensive, which results in nominal margins. Further, these companies currently may lack the capital and technology that is required to migrate to an online business model, which will limit their ability to compete with the Company in an online environment.

Publishing  companies are publishing houses that have an online presence with the intent of providing data intelligence by using their subscription base as a source for industry information. Competitors in this category include companies such as Hoovers, Inc. and Cahners, a division of Reed Elsevier, Inc. These companies focus on publishing, using expensive content-gathering mechanisms with a limited niche market focus. Typically, these companies partner with technology companies that can provide high-tech solutions to their processes. This arrangement, however, is a more expensive way to conduct business in an online environment. In contrast, by already having both an online presence and the Tools to make the data-compiling process more seamless, the Company provides a network for manufacturers, distributors and purchasers to access relevant market information for the purchase and sale of their goods and/or services.

ASSETS

Pursuant to the terms and conditions of the Asset Purchase Agreement, the Company acquired business information and materials, software, domain names, customers, customer lists, databases and rights to a patent application for a technology entitled "Computer Based Comprehensive Commerce System" (the
"Patent"). The assignment of the Patent was recorded with the United States Patent and Trademark Office on March 7, 2002. The Company plans to evaluate the value of the domain names acquired and make a decision whether it is in the best interests of the Company to continue to hold the ownership rights to such domain names.

The Patent primarily consists of a detailed set of instructions, that sorts and compiles information in a database consisting of over 400,000 manufacturers, 22,000 products, U.S. government SIC data and U.S. Department of Commerce revenue data to generate lists designed to match sellers and purchasers of products and raw materials in the manufacturing industry.

EMPLOYEES

Currently, the Company has three (3) employees, all of whom are full-time employees. None of the employees are subject to collective bargaining agreements. Additionally, the Company is working with independent contractors to fulfill current sales and marketing needs. Over the next twelve (12) months, the Company plans on hiring additional employees to fulfill its staffing requirements as the need arises due to growth and expansion of both the Company and its products and services.

MARKETING PLANS

To achieve certain revenue goals over the next year the Company will promote its products through several marketing sources, from manufacturing associations, manufacturing representatives and online marketing efforts, utilizing the Company's "Dtomi Direct" program, strategic relationships and cost-effective promotion and advertising campaigns. The Company's sales and marketing efforts will initially target the entire United States, with an emphasis in heavy industrial areas. The Company's goals are to become the leading aggregator and distributor of manufacturing data by gathering fragmented manufacturing data from disparate sources worldwide into a collective, powerful, interlocking matrix of concise information.

PRINCIPAL AGREEMENTS

At this time, the Company has not entered into any principal agreements.

Our principal office is at 200 Ninth Avenue North, Suite 220, Safety Harbor, Florida, 34965, and our telephone number is (727) 723-8664. We maintain a website at www.dtomi.com. Information contained on our website is not part of this prospectus.


                                  THE OFFERING

                                   DTOMI, INC.
                                  COMMON STOCK
-------------------------------------------------------------------------------------------------------------------
SECURITIES OFFERED BY SELLING SHAREHOLDERS:                19,626,258 shares of our common stock, $0.001 par
                                                           value per share, 10,994,460 of which the Selling
See page 14 and 15 for the names of the Selling            Shareholders currently hold and 1,831,798 of which
Shareholders                                               may be acquired upon the exercise of an option.  The
                                                           offering price will be determined at the time of sale by
                                                           the Selling Shareholders.  We are registering these
                                                           shares by filing this registration statement with the
                                                           Securities and Exchange Commission using a "shelf"
                                                           registration process.  This process allows the Selling
                                                           Shareholders to sell their common stock over a period
                                                           of time and in varying amounts, as described under
                                                           "Plan of Distribution."  We will receive no proceeds
                                                           from the sale of any of our common stock by the
                                                           Selling Shareholders, with the exception of $18,317 of
                                                           proceeds from one of the Selling Shareholders'
                                                           exercise of an option, which proceeds will be used
                                                           primarily for working capital and general corporate
                                                           purposes.  However, the Selling Stockholder  is under
                                                           no obligation to exercise the option.

---------------------------------------------------------- --------------------------------------------------------

COMMON STOCK OUTSTANDING AS OF
SEPTEMBER 30, 2002:                                        18,317,981

COMMON STOCK OUTSTANDING ASSUMING THE SALE OF COMMON
STOCK BY THE SELLING SHAREHOLDERS:
                                                           18,317,981
COMMON STOCK OUTSTANDING ASSUMING THE SALE OF COMMON
STOCK THE SELLING SHAREHOLDERS:

                                                           10,994,460

                                                           The  number of shares of common stock subject to this
                                                           prospectus represents 27.07% of our  issued and
                                                           outstanding common stock as of July 31, 2002 after
                                                           issuance of all currently unissued shares included in
                                                           this prospectus.

---------------------------------------------------------- --------------------------------------------------------
DIVIDEND POLICY                                            We currently intend to retain any future earnings to
                                                           fund the development and growth of our business.
                                                           Therefore, we do not currently anticipate paying cash
                                                           dividends.  See "Dividend Policy."

---------------------------------------------------------- --------------------------------------------------------
TRADING MARKET AND SYMBOL:                                 NASD OTC Bulletin Board - DTMI

---------------------------------------------------------- --------------------------------------------------------

                         RISK FACTORS AND UNCERTAINTIES

Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

If we do not successfully address any of the risks and uncertainties described below, there could be a material adverse effect on our business, financial condition or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.

We cannot assure any investor that we will successfully address these risks.

RISKS AND UNCERTAINTIES RELATED TO OUR COMMON STOCK

YOU MAY LOSE YOUR ENTIRE INVESTMENT.

Given our continued need for additional capital and our history of losses, our stock involves a high degree of risk, and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of our stock is currently "unsuitable" for a person who cannot afford to lose his entire investment.

WE HAVE A HISTORY OF LARGE OPERATING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

Sales of our products have provided insufficient cash flow to sustain operations. We had an accumulated deficit at September 30, 2002 of $5,292,483. During the years ended December 31, 2001, and 2000, we incurred losses of $1,571,255 and $2,427,316, respectively and used cash in operations of $891,072 and $93,860, respectively. During the nine months ended September 30, 2002 and 2001, we incurred losses of $1,293,862 and $890,015, respectively and used cash in operations of $245,634 and $637,648, respectively. We anticipate that we will incur a loss in our fiscal year ended December 31, 2002, and that we will continue to incur net losses during our current year ending December 31, 2003 due to increased sales and marketing costs, additional personnel requirements and our general growth objectives. Our ability to earn a profit will depend on the commercial acceptance and profitability of our products. We may never achieve profitability.

WE REQUIRE ADDITIONAL CAPITAL.

The Company has recorded substantial operating losses and, as of September 30, 2002, has an accumulated deficit of $5,292,483. The Company does not currently have adequate cash flow or existing revenue to provide operating capital until December 31, 2002. The Company is currently looking for new sources of revenue that it expects will help fund Dtomi's business for the remainder of fiscal 2002. There can be no assurances that this will be achieved.

Because we are a development stage company with no significant operating history and a poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our plan of operations. We have no alternative plan of operations. In the event that we do not receive financing or our financing is inadequate or if we do not adequately implement an alternative plan of operations that enables us to conduct operations without having received adequate financing, we may have to liquidate our business and undertake any or all of the following actions:

     o    Sell or dispose of our assets;

     o Pay our liabilities in order of priority, if we have available cash to pay such liabilities;

     o If any cash remains after we satisfy amounts due to our creditors, distribute any remaining cash to our shareholders in an amount equal to the net market value of our net assets;

     o File a Certificate of Dissolution with the State of Nevada to dissolve our corporation and close our business;

     o Make the appropriate filings with the Securities and Exchange Commission so that we will no longer be required to file periodic and other required reports with the Securities and Exchange Commission; and

     o Make the appropriate filings with the National Association of Security Dealers to affect a de-listing of our common stock, if, in fact, our common stock is trading on the Over-the-Counter Bulletin Board at that time.

OUR AUDITORS HAVE EXPRESSES DOUBT ABOUT OUR ABILITY TO CONTINUE AS A "GOING CONCERN."

Our financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy our liabilities in the ordinary course of business. Operations to date have been primarily financed by long-term debt and equity transactions. Our future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful. If we are not, we will be required to reduce operations or liquidate assets. We will continue to evaluate projected expenditures relative to available cash and to seek additional means of financing in order to satisfy our working capital and other cash requirements. The auditors' report on our December 31, 2001 consolidated financial statements includes an explanatory paragraph that states that as we have suffered recurring losses from operations, substantial doubt exists about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ National Market System, if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our common stock is considered penny stock. The penny stock rules require a broker-dealer, before consummation of a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, before consummation of a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements often have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our stock is currently subject to the penny stock rules, and accordingly, investors may find it difficult to sell their shares.

WE MAY ISSUE ADDITIONAL SHARES IN THE FUTURE THAT WOULD RESULT IN DILUTION TO OUR EXISTING SHAREHOLDERS.

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock. Our Board of Directors has the authority to issue additional shares up to the authorized capital stated in the article of incorporation. Our Board of Directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of our corporation.

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE.

The market price of our common stock has been, and is likely to continue to be, highly volatile. For example, between October 30, 2001, when our common stock began being quoted on the OTC Bulletin Board, and September 30, 2002, the price of our common stock ranged from $0.13 to $2.20 per share. Purchasers of our common stock may not be able to resell their shares following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our stock will trade at or above historic levels or sustain its current market price.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT SHAREHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

If our shareholders  sell substantial  amounts of our common stock in the public
market  in  the  future,   including  the

10,994,460 offered by the Selling Shareholders under this prospectus, then the market price of our common stock could fall and our ability to raise capital through the sale of our securities could be impaired. To date, we have had limited trading volume in our common stock and the shares of common stock offered by the Selling Shareholders constitutes a significant portion of our outstanding common stock.

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock. On September 30 2002, 18,317,981 shares of common stock were outstanding. The future issuance of all or part of the remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our existing shareholders. Also, any stock we sell in the future may be valued on an arbitrary basis by us and the issuance of shares of common stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by existing shareholders.

WE DO NOT ANTICIPATE WE WILL PAY ANY DIVIDENDS.

We have never paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, and restrictions in loan agreements, if any, and such other factors as our Board of Directors may deem relevant.

EXERCISE OF WARRANTS AND STOCK OPTIONS MAY CAUSE DILUTION TO OUR SHAREHOLDERS.

The total number of shares of common stock to be delivered on the exercise of all options granted under the plan may equal up to 11% of all outstanding shares of such common stock, including shares of common stock previously issued under the plan pursuant to an employment agreement for Mr. Thatch. We had options for 1,831,798 shares of common stock issued and outstanding as of September 30, 2002 at the following exercise prices:

--------------------------------- ----------------------------------------------
Number of Shares                  Exercise Price ($)
--------------------------------- ----------------------------------------------
1,831,798                         $0.01 per share
--------------------------------- ----------------------------------------------

The existence of below-market options or warrants could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of our equity securities or debt financing.

We cannot assure you that any of these warrants or options will be exercised. Exercise of any such options or warrants will result in dilution of the proportional interests of our shareholders at the time of exercise, and, to the extent that the exercise price is less than the book value of the common stock at that time, dilution of the book value per share of the common stock.

BASED UPON OUR CURRENT ASSETS WE WILL NOT HAVE THE ABILITY TO DISTRIBUTE ANY CASH TO OUR SHAREHOLDERS IN THE EVENT OF THE FILING OF A BANKRUPTCY PETITION.

If we have any liabilities that we are unable to satisfy and we qualify for protection under the U.S. Bankruptcy Code, we may voluntarily file for reorganization under Chapter 11 or liquidation under Chapter 7. Our creditors may also file a Chapter 7 or Chapter 11 bankruptcy action against us. If our creditors or we file for Chapter 7 or Chapter 11 bankruptcy, our creditors will take priority over our shareholders. If we fail to file for bankruptcy under Chapter 7 or Chapter 11 and we have creditors, such creditors may institute proceedings against us seeking forfeiture of our assets, if any. We do not know and cannot determine which, if any, of these actions we will be forced to take.

RISKS AND UNCERTAINTIES RELATED TO OUR BUSINESS AND OPERATIONS

WE HAVE A LACK OF PRIOR OPERATIONS AND EXPERIENCE.

We have a limited history of revenues from operations and have no significant tangible assets. Accordingly, there can be no assurance that we will operate at a profitable level. Our business involves the development, manufacture and marketing of products, novel and otherwise, in the information services industry. Future development and operating results will depend on many factors, including the completion of developed products, demand for our products, level of product and price competition, success in setting up and expanding distribution channels, and whether we can develop and market new products and control costs. In addition, our future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the technology industry, which is characterized by intense competition, rapid technological change, and significant regulation. There can be no assurance that our future financial forecasts will be met and that they will be similar to past results.

WE DEPEND ON EXPERIENCED MANAGEMENT AND KEY TECHNICAL EMPLOYEES; NO "KEY MAN" LIFE INSURANCE.

We are a development stage company, and our future performance depends on the continued service of John "JT" Thatch, the Company's President, and his ability to attract, train, and retain additional technical, marketing, customer support, and management personnel. The loss of Mr. Thatch could negatively impact the Company, and there is no "key man" life insurance in force at this time. We have no plans at present to obtain key person life insurance for any of our officers and directors. Our future performance also depends on our ability to retain highly qualified technical end engineering personnel, and we have not had the funds available to pay such personnel. There can be no assurance that this we will be able to recruit qualified technical and engineering personnel in the future, and if we cannot, we will continue to be unable to sustain and grow our business.

WE FACE SUBSTANTIAL COMPETITION.

The electronic manufacturing-data mining industry is characterized by rapidly evolving technology and intense competition. We may be at a disadvantage with other companies having larger technical staffs, established market shares and greater financial and operational resources. Some competitors have achieved greater brand recognition and technologies than we have been able to as of now. There can be no assurance that we will be able to successfully compete. There also can be no assurance that our competitors will not continually succeed in developing products or competing technologies that are more effective or more effectively marketed than products marketed by us, or that render our technology obsolete. Earlier and larger entrants into the market often obtain and maintain significant market share relative to later entrants. We believe that an increasing number of products in the market and the desire of other companies to obtain market share will result in increased price competition.

PRICE REDUCTIONS BY IN RESPONSE TO COMPETITIVE PRESSURE ON OUR DESIRE TO ALSO SUCCESSFULLY INCREASE MARKER PENETRATION OR MARKET SHARE COULD HAVE A MATERIAL, ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATIONS.

Our products compete on the basis of price, technology, performance, quality, reliability, customer service and on-time delivery. Our size, infrastructure and location allow us to provide our customers with timely responses to their individual requests. There can be no assurance that this will continue in the future.

WE EXPERIENCE SIGNIFICANT FLUCTUATIONS IN REVENUES AND RESULTS ON A QUARTERLY BASIS.

Our revenues and operating results experience fluctuations from one quarter to the next due to amongst other things: customers changing delivery schedules or canceling orders, long sales cycle, availability of component parts, competitive pressures on sales prices and discounts, delays in product development and redesign of customer specifications, mix of products with varying gross margins, management of our variable and fixed expenses and warranty expenses. Our customers also provide us with varying order sizes, short lead, tight delivery time requests and even change their orders on short notice.

We have experienced these fluctuations in the past and may continue to do so in the future. As a result, our historical results are not a reliable indicator of our future results. The share price of our common shares could therefore fluctuate substantially.

WE DEPEND ON PROTECTION OF OUR PROPRIETARY TECHNOLOGY.

Our success will depend in part on our ability to preserve and protect trade secrets and any proprietary technology, and to operate without infringing upon the patents or proprietary rights of third parties in both the United States and other countries. We may inadvertently fail to do so and consequently could face infringement claims that could be costly and thus adversely affect our business.

WE MAY BE INVOLVED IN DISPUTES RELATED TO OUR INTELLECTUAL PROPERTY.

We are not involved in any other litigation respecting our intellectual property. The use of trademarks, service marks, trade names, slogans, phrases and other expressions in the course of our business and our subsidiaries, however, may be the subject of dispute and possible litigation. We may have to defend ourselves from infringement claims by others. Such litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small enterprise. This could also affect our competitive position. There is no assurance that we will have sufficient resources to successfully protect our interests in any litigation that may be brought. There can be no assurance that our subsidiaries or we will be able to continue to use their current trade names and marks. Any changes could result in confusion to potential customers and negatively affect our business and our financial condition.

OUR  SUCCESS  WILL  DEPEND  ON  AS  YET  UNFORMED  STRATEGIC   PARTNERSHIPS  AND
RELATIONSHIPS.

The successful execution of our business strategy is partially dependent upon enlisting a number of strategic partners regionally, nationally and globally to assist in a focused marketing effort and to provide financial strength. There is no assurance that we will be successful in developing such strategic partnerships on a timely basis or in developing enough strategic partnerships to successfully market our technologies and products globally.

We depend on the electronic manufacturing-data mining industry to accept our technology and products

There can be no assurance that our existing technologies will be incorporated into products, or that products based on our technologies will be marketed successfully. In addition, there can be no assurance that our technologies will be adopted widely as industry standards, even if products based on its technologies have been introduced successfully to the marketplace.

The markets for our technologies and products have only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict the future growth rate, if any, and size of these markets because the markets for our technologies and products are new and/or evolving. There is no assurance that the markets for our technologies and products will emerge or become or remain sustainable. If the markets fail to develop, develop more slowly than expected or become saturated with competitors, or if our technologies and products do not achieve or sustain market acceptance, our business, results of operations and financial condition will be materially and adversely affected.

THERE ARE RISKS AND UNCERTAINTIES RELATED TO OUR DEVELOPMENT OF NEW PRODUCTS.

We have only recently released additional commercial versions of some of our technologies and products. Additional efforts and expenditures to enhance their capabilities are critical to commercial viability. Although we invest heavily in the research and development of new products, we cannot assure you that the new products we develop will be commercially viable or that a sufficient demand will develop for such products.

OUR PRODUCTS COULD BECOME SUBJECT TO WARRANTY-BASED CLAIMS.

Our products are relatively new to their respective markets and lack extensive field operating experience. While we have tested our products for failure in certain circumstances, there can be no assurance that our products will continue to operate satisfactorily after sustained field use. If a substantial number of our products fail to function as anticipated, and we are called upon to refund payment or otherwise must respond to warranty-based claims, the cost to us could have a material adverse effect on our business and financial condition.

OUR PRODUCTS ARE SUBJECT TO RISKS GENERALLY RELATED TO FAILURE TO MAINTAIN TECHNOLOGICAL ADVANTAGES AND OBSOLESCENCE.

We are dependent upon what we perceive as the technological advantages of our products and the ability to maintain trade secret protection for our products. There can be no assurance that we will be able to obtain or maintain such advantages; failure to do so would have substantial adverse consequences to our business.

Technological obsolescence of our technologies and products remains a possibility. There is no assurance that our competitors will not succeed in developing related products using similar processes and marketing strategies before us, or that they will not develop technologies and products that are more effective than any which have been or are being developed by us. Accordingly, our ability to compete will be dependent on timely enhancement and development of our technologies and products, as well as the development and enhancement of future products. There is no assurance that we will be able to keep pace with technological developments or that our products will not become obsolete.

                                 USE OF PROCEEDS

Apart from $18,318, which we may receive from the exercise of an option, we will not receive any proceeds upon the sale of shares by the selling shareholders described in this prospectus. We will, however, receive proceeds if we offer and sale of the common stock the Company is selling directly to shareholders in its shelf registration. We intend to use proceeds primarily for working capital and general corporate purposes. We cannot assure you that any warrants will be exercised.

AS A RESULT OF THE SHARE EXCHANGE, THE COMPANY'S BUSINESS WILL CHANGE SIGNIFICANTLY, AND THERE CAN BE NO ASSURANCE THAT THE COMBINED COMPANY WILL BE ABLE TO GROW ITS BUSINESS AS ANTICIPATED FOLLOWING THESE TRANSACTIONS.

The asset base, including intellectual property, of the combined company following the Share Exchange will have changed significantly from that of the Company prior to the transactions contemplated by the Share Exchange. In addition, in connection with the Share Exchange, the "Network 60 LLC" will become a wholly-owned subsidiary of Dtomi and will be required to invest substantial resources in developing and marketing services currently provided only by Dtomi. There can be no assurance that, following the Share Exchange the combined company will be able to grow its business as anticipated, and the failure to do so would have a material adverse effect upon the operating results and financial condition of the combined company.

SELLING SHAREHOLDERS AND SHARES OFFERED BY DTOMI, INC.

This prospectus covers the offering of shares of common stock by certain Selling Shareholders, and the common stock underlying an option to purchase common stock held by John "JT" thatch, the Company's Chief Executive Officer, President, Treasurer and Director, upon the exercise of his option. This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Shareholders and us, a total of 19,626,258shares of common stock as follows:

(i) 10,994,460 shares of common stock issued to investors in private placements of common stock;

(ii) 1,831,798 shares of common stock issuable to John "JT" Thatch upon the exercise of an option issued pursuant to a Nonqualified Stock Option Agreement dated January 28, 2002;

(iii) 5,000,000 shares of common stock in a direct offering by the Company;

(iv) 1,700,000 shares of common stock issuable to unit owners of Network 60, LLC; and

(v) 100,000 shares of common stock to be issued for services already rendered to the Company.

The shares issued to the Selling Shareholders are "restricted" shares under applicable federal and state securities laws and are being registered to give the Selling Shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

One or more underwriters on a firm commitment or best efforts basis may sell the registered shares directly or through brokers or dealers, or in a distribution. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Apart from $18,318 in proceeds upon exercise of Mr. Thatch's option and proceeds from the 5,000,000 shares being offered directly by Dtomi , we will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

We will sell the option shares to Mr. Thatch if and when he chooses to exercise it. If this (or any subsequent) registration statement is then in effect, once Mr. Thatch has exercised his option, he will be free to resell the stock he receives at such time or times as he may choose, just as any purchaser of stock in the open market is allowed to do. We do not know how much, if any, of such stock Mr. Thatch will hold or re-sell upon exercise of his option.

                 SELLING SHAREHOLDERS WHO ACQUIRED THEIR SHARES
                           THROUGH PRIVATE PLACEMENTS

The following is a list of the Selling Shareholders who own an aggregate of 10,455,157 shares of common stock, of which 10,994,460 shares are registered hereunder. Some of these selling shareholders hold or have held a position, office or any other material relationship with us or our predecessors or affiliates within the past three years. See "Directors, Executive Officers, Promoters, and Control Persons." At September 30, 2002, we had approximately 18,317,981 shares of common stock issued and outstanding.

 ------------------------------------------------------------------------------------------------------------------
     Name of Selling      Number of Shares   Total Number of Shares    Total Number of   Amount to be Owned After
                                                                      Shares of Common
       Shareholder         of Common Stock                           Stock to be Offered
                          owned on September     of Common Stock         for Security
                             30, 2002         Beneficially Owned     Holder's Account     Offering is Complete
 ------------------------------------------------------------------------------------------------------------------
                                                   Amount          %                             Amount          %
 ------------------------------------------------------------------------------------------------------------------
 Strand Nominees                     826,459      826,459       4.51              750,000       826,459       4.51
 ------------------------------------------------------------------------------------------------------------------
 Integra International               329,512      329,512       1.80              329,512       329,512       1.80
 Ltd.
 ------------------------------------------------------------------------------------------------------------------
 Eric Okamoto                        235,500      235,500       1.29              230,000       235,500       1.29
 ------------------------------------------------------------------------------------------------------------------
 The Otto Law Group,                 790,193      790,193       4.31              790,193       790,193       4.31
 PLLC (1)
 ------------------------------------------------------------------------------------------------------------------
 San Rafael Consulting             1,397,707    1,397,707       7.63            1,161,707     1,397,707       7.63
 Group, LLC
 ------------------------------------------------------------------------------------------------------------------
 PCNA S.A.                           879,375      879,375       4.80              879,375       879,375       4.80
 ------------------------------------------------------------------------------------------------------------------
 Pinnacle Covenant Group             518,875      518,875       2.83              518,875       518,875       2.83
 ------------------------------------------------------------------------------------------------------------------
 Richard Libutti                      85,000       85,000       0.46               85,000        85,000       0.46
 ------------------------------------------------------------------------------------------------------------------
 Zaida Torres                      1,200,000    1,200,000       6.55            1,200,000     1,200,000       6.55
 ------------------------------------------------------------------------------------------------------------------
 Michael Schliman                  1,200,000    1,200,000       6.55            1,200,000     1,200,000       6.55
 ------------------------------------------------------------------------------------------------------------------

                                       15

 Glenn Adams                          50,000       50,000       0.27               50,000        50,000       0.27
 ------------------------------------------------------------------------------------------------------------------
 Nickolas Latvala                     50,000       50,000       0.27               50,000        50,000       0.27
 ------------------------------------------------------------------------------------------------------------------
 Joel Fedder                         400,000      400,000       2.18              400,000       400,000       2.18
 ------------------------------------------------------------------------------------------------------------------
 ICG                                 470,250      470,250       2.57              318,000       470,250       2.57
 ------------------------------------------------------------------------------------------------------------------
 Sarah Dankert                     1,200,000    1,200,000       6.55            1,200,000     1,200,000       6.55
 ------------------------------------------------------------------------------------------------------------------
 John "JT" Thatch (2)              1,831,798    1,831,798      10.00            1,831,798     1,831,798      10.00
 ------------------------------------------------------------------------------------------------------------------
 Totals                           11,464,669   11,464,669      62.59           10,994,460    11,464,669      62.59
 ------------------------------------------------------------------------------------------------------------------


*Less than 1%.

(1) Mr. Otto, the beneficial holder of 100% of the securities of The Otto Law Group, is a Director.
(2) Mr. Thatch is our Chief Executive Officer, President, Treasurer and a Director. Mr. Thatch is the beneficial holder of 1,831,798 shares of common stock, available to him upon the exercise of an option at an exercise price of $0.01 per share.

                              PLAN OF DISTRIBUTION

THE SELLING SHAREHOLDERS

The shares being offered by the Selling Shareholders will be sold from time to time in one or more transactions (which may involve block transactions):

- on the OTC Bulletin Board or on such other market on which the common stock may from time to time be trading,

- in privately-negotiated transactions,

- through the writing of options on the shares,

- short sales, or

- any combination of the above.

The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the Selling Shareholders determine from time to time. The shares may also be sold pursuant to Rule 144. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No Selling Stockholder has entered into an agreement with a prospective underwriter. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

As described above, the private offering investors may exercise the warrants held by them in accordance with the appropriate vesting schedule. Assuming this or a subsequent registration statement with respect to the stock is then in effect, the stock issued to the warrant holders upon exercise may be re-sold in any manner and at any time the holder chooses (subject to applicable securities laws). This registration statement does not cover any such re-distribution of such shares.

                                   THE COMPANY

The Company is also offering 5,000,000 shares of Common Stock at a fixed price of $0.50 per share (the "Dtomi Offering"). The Dtomi Offering is being conducted directly by the Company, which proposes to offer the shares on periodic basis, and no compensation is to be paid to any person for the offer and sale of the shares. No underwriter is being used in the Dtomi Offering.

We plan to commence selling to the public upon the effective date of this prospectus and plan to continue selling until we have either sold all of the shares prior to 24 months from effectiveness of this prospectus, or until we have elected to terminate the Shelf Offering before expiration of the 24 month period. The funds from the sale of the Shares in the Dtomi Offering will be available to us for our use as each subscription is closed.

John "JT" Thatch, the Company's President and CEO plans to distribute prospectuses related to this offering. We estimate approximately 20 to 30 prospectuses shall be distributed in such a manner. Mr. Thatch intends to distribute prospectuses to acquaintances, friends and business associates.

Although Mr. Thatch is an "associated person" of the Company, as that term is defined in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), he is not deemed to be a brokers for the following reasons:

     (1) He is not subject to a "statutory disqualification," as that term is defined in Section 3(a)(39) of the Exchange Act;

     (2) He will not be compensated for his participation in the sale of the Company's securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities; and

     (3) He will not be associated person of a broker or dealer at the time of his participation in the sale of our securities.

Mr. Thatch will restrict his respective participation to the following activities:

     (1)  Not offering the securities with the use of the Internet;

     (2) Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation of a potential purchaser;

     (3) Responding to inquiries of a potential purchasers in a communication initiated by the potential purchasers, provided, however, that the content of such responses are limited to information contained in this prospectus;

     (4) Performing ministerial and clerical work involved in effecting any transaction.

As of the date of this prospectus, the Company for the sale of securities being offered has retained no broker. In the event we retain a broker who may be deemed an underwriter, an amendment to our prospectus will be filed.

                                LEGAL PROCEEDINGS

The Company is a party from time to time to litigation or proceedings incident to its business. There is no pending legal proceeding to which the Company is party that in the opinion of management is likely to have a material adverse effect on the Company's business, financial condition or results of operations.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers, and significant employees and the significant are as follows:

--------------------------------------- ------------------------------------- -------------------------------------
                 NAME                                 POSITION                            APPOINTMENT
--------------------------------------- ------------------------------------- -------------------------------------
John "JT" Thatch                        Director, Chief Executive Officer,              January 21, 2002
                                        President and Treasurer
--------------------------------------- ------------------------------------- -------------------------------------
David M. Otto                           Chairman, Secretary                             January 21, 2002
--------------------------------------- ------------------------------------- -------------------------------------
Parnell Clitus                          Director                                        January 21, 2002
--------------------------------------- ------------------------------------- -------------------------------------

JOHN "JT" THATCH, AGE 40, DIRECTOR, PRESIDENT, CHIEF EXECUTIVE OFFICER, AND TREASURER

Mr. Thatch has served as President, Chief Executive Officer and Director of New Millennium Media International ("NMMI") since January 2000. During this time he has overseen all functions of NMMI, including day-to-day operations. Mr. Thatch has over 15 years of entrepreneurial business experience that includes over 7 years as the principal in Bay Area Auto Sales, an automotive dealership, that specialized in sales of reconditioned vehicles. He was the founder and General Partner for Last Chance Finance, Ltd., a company that owned and operated over 18 offices specializing in alternative vehicle financing. Over the past 10 years Mr. Thatch has been President and majority shareholder of Superior Management of Tampa, Inc., a privately owned company, that owns property and commercial leases. Other than for nominal time spent on corporate and personal real estate holdings that have no business relationship with NMMI, Mr. Thatch dedicates his full time to his current position.

DAVID M. OTTO, AGE 43, DIRECTOR AND SECRETARY

Mr. Otto, an attorney by profession, began his law practice on Wall Street in New York, where he focused on significant corporate transactions and equity and debt offerings for investment banks, venture capital firms and Fortune 1000 companies. In 1991, Mr. Otto relocated to Seattle in order to dedicate his extensive experience in corporate law and finance, mergers and acquisitions, corporate governance, public and private securities offerings and venture capital financing to entrepreneurs, technology innovators, start-up and emerging growth businesses. In July of 1999, Mr. Otto founded his own firm, The Otto Law Group, PLLC, in Seattle, Washington, to better serve technology-based start-up and emerging growth companies with respect to corporate finance, securities, strategic development, corporate governance, mergers, acquisitions and venture capital and private equity matters. Mr. Otto has authored "Venture Capital Financing" and "Taking Your Company Public" and lectured to businessmen, accountants, lawyers, and graduate students at the University of Washington Business School on venture capital financing and public offerings of securities. He is currently a member of the Board of Directors of Saratoga Capital Partners, Inc. He is also a member of the American Bar Association Committee on the Federal Regulation of Securities and Subcommittee on the 1933 Act and Chairman of the Legislation Subcommittee for the ABA' s Venture Capital and Private
Equity Committee. Mr. Otto is admitted to practice law in New York and Washington. Mr. Otto graduated from Harvard University in 1981 with his A.B. in Government - Political Philosophy and Fordham University School of Law in 1987 where he earned his Juris Doctorate and served as a Commentary Editor for the Fordham International Law Journal.

PARNELL CLITUS, AGE 29, DIRECTOR

Mr. Clitus has six years of experience in corporate development, most recently with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). In his five years with DLJ, Mr. Clitus assisted in the creation and valuation of new business ideas and strategies. In 1999, he was promoted to a position with various responsibilities such as the development of a comprehensive business plan for DLJdirect's Corporate Services Group. Other notable projects include bringing DLJ private equity offerings to DLJdirect's client base, developing and implementing a database to manage daily restricted/insider sales for DLJdirect's trading desk, monitoring new equity offerings to ensure compliance with applicable domestic securities regulations, and managing corporate relationships.

Mr. Clitus is a volunteer Mentor for the Thomas J. Griffin Program, which provides financial and family-like support structure necessary to ensure that academically qualified students from the inner city have the opportunity to attend Seton Hall Preparatory School (West Orange, New Jersey). He is also volunteers for the National Foundation for Teaching Entrepreneurship ("NFTE"), the mission of which is to teach entrepreneurship education to low-income young people, ages 11 through 18, so they can become economically productive members of society by improving their academic, business, technology and life skills. Mr. Clitus graduated from the University of Pennsylvania in 1996 with a B.A. in History.

Our directors are elected at the annual meeting of the shareholders and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by our Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or removal. There are no family relationships among our directors or executive officers.

None of our directors or executive officers is a party to any arrangement or understanding with any other person pursuant to which said he was elected as a director or officer.

None of our officers or directors have been involved in the past five years in any of the following: (1) bankruptcy proceedings; (2) subject to criminal proceedings or convicted of a criminal act; (3) subject to any order, judgment or decree entered by any court limiting in any way his or her involvement in any type of business, securities or banking activities; or (4) subject to any order for violation of federal or state securities laws or commodities laws.

                             DIRECTOR'S COMPENSATION

Our Directors do not receive any stated salary for their services as directors or members of committees of the Board of Directors, but by resolution of the Board, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Directors may also serve our company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of September 30, 2002 by (i) each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock; (ii) our president and chief executive officer, individually named in the executive compensation table below; (iii) our directors; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. As of September 30, 2002, there were approximately 18,317,981 shares of common stock issued and outstanding.
Each common share entitles the holder thereof to one vote in respect of any matters that may properly come before our shareholders. To the best of our knowledge, there exist no arrangements that could cause a change in voting control of our corporation.

-------------------- ----------------------------------- ------------------------ ------------------- --------------
TITLE OF CLASS       NAME AND ADDRESS OF OWNER           RELATIONSHIP TO COMPANY  SHARES OF COMMON    PERCENT
                                                                                  STOCK               OWNED(2)
                                                                                  BENEFICIALLY
                                                                                  OWNED(1)
-------------------- ----------------------------------- ------------------------ ------------------- --------------

                                       19

Common Stock         John "JT" Thatch                    Chief Executive          1,831,798           10%
                     200 Ninth Avenue North              Officer, President,
                     Suite 220                           Treasurer and Director
                     Safety Harbor, Florida 34965
-------------------- ----------------------------------- ------------------------ ------------------- --------------
Common Stock         David M. Otto                       Director, Secretary      790,193             4.31%
                     900 Fourth Ave., Ste 3140           and counsel
                     Seattle, Washington 98164
-------------------- ----------------------------------- ------------------------ ------------------- --------------
TOTAL                All directors and officers as a                              2,368,972           13%
                     group (3 individuals)
-------------------- ----------------------------------- ------------------------ ------------------- --------------

(1) 1,831,798 shares beneficially owned by Mr. Thatch underlie an option to acquire such shares of common stock, which option is currently exercisable. (2) Includes for each beneficial owner or group the following numbers of shares of common stock that may be acquired by the exercise of stock options that are now exercisable.

                            DESCRIPTION OF SECURITIES

The following summary description of our capital stock is not intended to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, copies of each of which are filed as exhibits to the Company's Form 10-SB, filed with the Securities and Exchange Commission on September 8, 1999.

                                    GENERALLY

Immediately prior to the date of this prospectus and in the registration statement, we had authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 25,000,000 shares of preferred stock. As of September 30, 2002, approximately 18,317,981 shares of common stock were issued and outstanding, of which approximately 3,099,000 are freely tradable.

2,000,000 shares of common stock are reserved for issuance under a stock option plan.
The closing price of our common stock on the Over-the-Counter Bulletin Board on September 30, 2002, was $0.13 per share.

We have never paid dividends on our shares of common stock. We do not anticipate paying any dividends in the foreseeable future.

The following is a summary of provisions of the Company's common stock.

                                  COMMON STOCK

A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders. The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends. There are no limitations on the payment of dividends.

In addition, there are no pre-emptive rights, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls. There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, liabilities, the proceeds will be distributed to the holders of shares of common stock.

The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on the modification. Because a quorum for a general meeting of shareholders can exist with less than all of the shareholders (or proxy holders) personally present at a meeting of the shareholders, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

There are no change of control provisions contained in our articles of incorporation or bylaws.

                                     OPTIONS

As of September 13, 2002, we have reserved up to 2,000,000 shares of common stock for issuance upon exercise of options under a stock option plan.

As of September 30, 2002, we have granted to John "JT" Thatch, our President, Chief Executive Officer, Treasurer and a Director, options exercisable to acquire 1,813,798 shares of our common stock pursuant to Mr. Thatch's employment agreement at an exercise price of $0.01 per share.

ANTI-TAKEOVER EFFECTS OF CHARTER AND BYLAWS PROVISIONS AND THE NEVADA BUSINESS CORPORATION ACT

Nevada law provides that any agreement providing for the merger, consolidation or sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in the articles of incorporation. Our articles of incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Nevada law also gives appraisal rights for some mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Nevada law, a shareholder does not have the right to dissent with respect to:
(i) a sale of assets or reorganization, or (ii) any plan of merger or any plan of exchange, if the shares held by the shareholder are part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market Systems, or are held of record by not less than 2,000 shareholders, and the shareholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market Systems, or are held of record by not less than 2,000 holders.

The Nevada Private Corporation Law also has three provisions designed to deter take-over attempts:

Control Share Acquisition Program: Under Nevada law, when a person has acquired or offers to acquire one-fifth or more but less than one-third of the stock of a corporation, a shareholders meeting must be held after delivery of an "offerors" statement, at the offerors expense, so that the shareholders of the corporation can vote on whether the shares proposed to be acquired can exercise voting rights. Except as otherwise provided in a corporation's article of incorporation, the approval of the majority of the outstanding stock not held by the offerors is required so that the stock held by the offerors will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the articles of incorporation or by-laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provides that the control share acquisition provisions do not apply. We have not elected out of the control share acquisition provisions of Nevada law.

Combination Moratorium Provision: Nevada law provides that a corporation may not engage in any "combinations," which is broadly defined to include mergers, sales and leases of assets, issuances of securities and similar transactions with an "interested stockholder," which is defined as the beneficial owner of 10% or more of the voting power of the corporation, and affiliates of their associates for three years after an interested shareholder's date of acquiring the shares, unless the combination or the purchase of the shares by the interested shareholder is first approved by the board of directors. After the initial three-year period, any combination must still be approved by a majority of the voting power not beneficially owned by the interested shareholder or the interested shareholders affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by shareholders as a result of the combination is at least equal to the highest of the highest bid per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested shareholder acquired the shares, or for holders of preferred stock, the highest liquidation value of the preferred stock.

Other Provisions: Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interest of the corporation may consider the interest of the corporation's employees, suppliers, credits and customers, the economy of the state and the nation, the interest of the economy and of society and the long-term, as well as short-term, interests of the corporation and its shareholders, including the possibility that those interest may be best served by the continued independence of the corporation. The directors may also resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interest of the corporation "upon consideration of the interest of the corporation's shareholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporation's shareholders.

TRANSFER AGENT

The transfer agent for the Company is Pacific Stock Transfer Co., located at 500
E. Warm Springs, Suite 240 Las Vegas, NV 89119. Pacific Stock Transfer Co.'s telephone number is (702) 361-3033, and its facsimile number is (702) 433-1979.

                            NAMED EXPERTS AND COUNSEL

Our auditors are Salberg & Company, P.A., certified public accountants, 20283 State Road 7, Suite 300, Boca Raton, Florida 33498. Our consolidated financial statements for three (3) months and nine (9) months ending September 30, 2001 and September 30, 2002 have been included in this prospectus and in the registration statement in reliance upon the report of Salberg & Company, P.A., and upon the authority of Salberg & Co., P.A. as experts in accounting and auditing.

The Otto Law Group, PLLC, Seattle, Washington represent Dtomi, Inc., on legal matters.

      THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Articles of Incorporation and Bylaws provide that we shall indemnify directors and officers to the authorized by the legally permissible under the laws of the State of Nevada, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           DESCRIPTION OF THE BUSINESS

THE COMPANY AND ITS PRODUCTS

Dtomi, Inc., a Nevada corporation ("Dtomi" or the "Company"), was originally incorporated as "Recon Rubber Corporation" on June 11, 1998. The Company changed its name to "Copper Valley Minerals Ltd." on July 1, 2000. Subsequently, the Company changed its name to "Dtomi, Inc." on October 25, 2001. Currently, the Company has one wholly owned subsidiary, Dtomi Acquisition Corp., a Delaware corporation, in which it owns all of the issued and outstanding common stock.

Under the terms of the Asset Purchase Agreement, the Company acquired IMG's Assets in exchange for 9,673,794 shares of common stock of the Company. The Company also assumed certain of IMG's liabilities, which include, without limitation, certain accounts payable and notes payable. The acquisition was treated as a recapitalization of IMG who is considered the historical registrant for accounting purposes

The Company is a development stage company that works with manufacturers, distributors and purchasers (the "Customers") to develop targeted selling and purchasing strategies to assist the Customers in the growth and

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development of their businesses. To date, the Company has not received any revenues from its Customers. The Company has two core services: Outsourced Leads Generation/Sales Prospecting and Permission-Based Marketing. The Outsourced Leads Generation/Sales Prospecting service is designed to replace the traditional telemarketing or "cold-calling" strategy of sellers and purchasers. This service is based on a patent-pending technology that primarily consists of a detailed set of instructions, a detailed set of instructions, that sort and compile information in a database according to specific parameters (the "Technology"). Specifically, the Technology sorts and compiles information from a database which includes 400,000 manufacturers, 22,000 products, U.S. government SIC data and U.S. Department of Commerce revenue data (collectively, the "Data"), using keywords and specific parameters established for each Customer, and generates lists of potential sellers or purchasers (the "Leads") who use the Customer's products or services or supply the raw material needed by the Customer in manufacturing their own product (the "Market Intelligence"). The Market Intelligence provides "marketing opportunities" for the Customer because it enables the Customer to develop a targeted selling and purchasing strategy based on specific knowledge of (i) who is in the market of buying the products the Customer sells or (ii) where the Customer can purchase raw materials needed to manufacture its own products. The detailed set of instructions also amalgamates the Data to provide historical trend analysis with respect to market size and purchasing habits.

DTOMI MANUFACTURING DATABASE. Dtomi's core service is providing pertinent sales, marketing and sourcing information to both corporate and consumer clientele with particular specialization for the manufacturing industry. This is achieved by a patent pending database software engine that amalgamates government economic census data with a domestic manufacturing database of approximately 400,000 manufacturing firms rendering valuable information to the manufacturing industry for increasing market share and finding prospective clients. Additionally, Dtomi will utilize an outbound call center and state of the art CSM software for permission based lead generation programs. Dtomi also has several other a-la-carte revenue products and services that promulgate this data into profitable revenue for any manufacturing company.

THE OTHER SERVICES INCLUDE THE FOLLOWING:

     o LIST MANAGEMENT. Dtomi, Inc. has a nonexclusive marketing agreement relating to an Intranet/Extranet e-mail marketing and content management product application that allows users to store, grouped and categorized an unlimited number of email contacts so as to target select markets chosen by the users. With the List Management back-end tracking and reporting ability, the email activity is recorded to create evaluation reports that detail whether the email was discarded by the recipient, read by the recipient, forwarded by the recipient, to whom it was forwarded and the ultimate disposition of the email. This is of particular importance to assess the effectiveness of the campaign.

     o WEBSITE DESIGN, MANAGEMENT, LOGO DESIGN, MAINTAIN "LEAD GENERATION". Dtomi, Inc. has a nonexclusive marketing agreement relating to website design, management and hosting; technical management of a menu driven standard do-it-yourself website design for DTOMI, Inc. customers; technical expertise for custom logo design; intellectual technology necessary to manage and maintain database technology relating to "lead generation."

     o OPT-IN EMAIL DISTRIBUTION. Dtomi, Inc. has a marketing agreement relating to "test market emails" for new products and/or services. Dtomi, Inc. has the ability to supply to its customer "test market emails" for the sale of products not to exceed an aggregate of one million opt-in emails per calendar month. If the "test market emails" are successful, Dtomi, Inc. has the ability for further opt-in email distribution to advertise, promote, sell and distribute products and services to demographically defined opt-in email recipients. This service includes the capability to process all valid purchase orders including credit card and all other acceptable valid electronic payment.

     o HYPERLINK DTOMI, INC. TO THE INCORPORATE USA, INC. WEBSITE. Dtomi, Inc. has an agreement with Incorporate USA, Inc. whereby Incorporate USA will refer and recommend all of its new business clients to DTOMI, Inc. for website development, website hosting and logo design. In addition to traditional oral and written recommendations, Incorporate USA, Inc. will hyperlink DTOMI, Inc. to the Incorporate USA, Inc. website at the "website design" button and such other buttons as relate thereto.

Activities  during  the  development  stage  include   fundraising   activities,
development of proprietary software and intellectual property and implementation of the business plan.


ASSETS

Pursuant to the terms and conditions of the Asset Purchase Agreement with IMG, the Company acquired business information and materials, software, domain names, customers, customer lists, databases and rights to a patent application for a technology entitled "Computer Based Comprehensive Commerce System" (the "Patent"). The assignment to the Company of the Patent was recorded with the United States Patent and Trademark Office on March 7, 2002. The Company plans to evaluate the value of the domain names acquired and make a decision whether it is in the best interests of the Company to continue to hold the ownership rights to such domain names.

The Patent primarily consists of a detailed set of instructions, that sorts and compiles information in a database consisting of over 400,000 manufacturers, 22,000 products, U.S. government SIC data and U.S. Department of Commerce revenue data to generate lists designed to match sellers and purchasers of products and raw materials in the manufacturing industry.


On October 2, 2002, the Company entered into a share exchange agreement with Network60, LLC, a New York limited liability company ("Network60")(the "Share Exchange Agreement")(Exhibit 10.6). The shares of Network60 will be exchange for
(i) One Million Three Hundred Thousand Dollars ($1,300,000) in cash or other provided in the Share Exchange Agreement and (ii) a minimum of one million seven hundred thousand (1,700,000) shares of restricted stock of the Company (the "Company's Shares")(the Company's Shares and the $1,300,000, collectively, shall be referred as the "Company Exchange Amount"). The Share Exchange Agreement is to be closed November 20, 2002. For additional information 8-K filed on October 11, 2002.

NETWORK 60 AND ITS PRODUCTS

Network60 is an Internet promotions solution company that through its network of promotion and entertainment websites offers a flexible, effective marketing medium to traditional corporations, advertising agencies, and on-line

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
companies. Leveraging its promotional expertise, direct marketing and technological sophistication, and traditional media buying and barter capability, Network60 has developed profitable, cutting-edge products and services for its clients. Its multiple revenue streams include customized and generic sweepstakes, media bartering and sales, customer acquisition and database building. Network60 derives a large part of its revenue from email marketing for its own proprietary database of over seven million (7,000,000) permissioned users, as well as other client databases on a revenue share basis. Network60 has built a proprietary email marketing technology platform, which allows for tens of millions of emails to be sent daily. Presently, Network60 mails over twenty-five million (25,000,000) emails a day.

One of the critical ingredients in the initial success of Network60, and crucial to its continued growth, is its innovative model of partnerships with other off-line and on-line media. Network60 utilizes its wide array of off-line media, to drive off-line consumers on-line. The company's on-line partnerships with other email marketing companies have successfully increased revenue for Network60. Network60 was built on these alliances. Through contests, sweepstakes and other entertainment offerings, visitors are induced to provide detailed demographic and interest information and to permit the Company to use this information to email them promotions and offers on behalf of other companies.

As a result of this winning formula, Network60 has successfully built an impressive array of assets and service offerings. Network60's websites have accumulated over seven million (7,000,000) unique, "permission" email addresses, many complete with demographic and interest information. The Company has been growing at a rate of over two hundred thousand (200,000) new email addresses each month. Network60 common back-end data-mining system enables significant economies of scale.

The assets of Network 60 include the leasehold located in Cedarhurst, New York, the electronic Internet equipment, database of over seven million (7,000,000) unique, "permission" email addresses and various websites including:
FreePinWheel.com and CoolWInning.com which sites offer diverse selections of contests and sweepstakes. Network 60 has several strategic relationships: Now Marketing, Inc. (formerly Elbit Vflash, Inc.), a leading developer of permission-based digital marketing solutions; NowBox's "The NowBox" messenger is a fully branded e-messaging application that creates an active on-line communication channel without e-mail; NowCode enables consumers to request information, obtain promotional materials, and enter sweepstakes by dialing #NOW on their cell phone and stating the specific "NowCode" featured in advertisements; and Tactica, Inc., New York City-based full service direct response marketing and merchandising company with a focus on innovative personal care appliances and state-of-the-art house wares products. Network60 has teamed with Tactica, Inc. to launch www.beautyamerica.com, a full e-commerce web site designed as a showcase for IGIA products. Network60's e-mail database as well as relationship with other email marketers, provides the venture with direct access to millions of proven on-line shoppers, and its ability to develop on-line marketing programs creates perfect e-commerce synergy with Tactica. Tactica's capabilities in new product recognition and marketing are backed with in-house expertise in purchasing, manufacturing and marketing, including complete print and broadcast production capabilities, and its ability to execute and leverage massive print and broadcast media buys.

The Company expects to generate revenues from its customers in connection with providing these services.

COMPETITION

While the Company believes no other company currently provides all the services that the Company offers, there are two (2) classes of competitors that provide a portion of the two core services that the Company offers: (i) electronic suppliers and (ii) publishing companies.

Electronic suppliers include print and electronic database compliers that provide manufacturing information. Competitors in this category include companies such as InfoUSA, Thomas Register, Dunn & Bradstreet and Harris InfoSource. These companies have their roots in publishing business information, but use traditional methods to execute their business models, such as publishing printed books and directories of market information and offering these printed books and directories to potential interested persons. The data-compiling process is labor-intensive and expensive, which results in nominal margins. Further, these companies may lack the capital and technology that

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
is required to migrate to an online business model, which will limit their ability to compete with the Company in an online environment.

Publishing  companies are publishing houses that have an online presence with the intent of providing data intelligence by using their subscription base as a source for industry information. Competitors in this category include companies such as Hoovers, Inc. and Cahners, a division of Reed Elsevier, Inc. These companies focus on publishing, using expensive content-gathering mechanisms with a limited niche market focus. Typically, these companies partner with technology companies that can provide high-tech solutions to their processes. This arrangement, however, is a more expensive way to conduct business in an online environment. In contrast, by already having both an online presence and the Tools to make the data-compiling process more seamless, the Company provides a network for manufacturers, distributors and purchasers to access relevant market information for the purchase and sale of their goods and/or services.

EMPLOYEES

Currently, the Company has three (3) employees, all of whom are full-time employees. None of the employees are subject to collective bargaining agreements. Additionally, the Company is working with independent contractors to fulfill current sales and marketing needs. Over the next twelve (12) months, the Company plans on hiring additional employees to fulfill its staffing requirements as the need arises due to growth and expansion of both the Company and its products and services.

MARKETING PLANS

To achieve certain revenue goals over the next year the Company will promote its products through several marketing sources, from manufacturing associations, manufacturing representatives and online marketing efforts, utilizing the Company's "Dtomi Direct"(define) program, strategic relationships and cost-effective promotion and advertising campaigns. The Company's sales and marketing efforts will initially target the entire United States, with an emphasis in heavy industrial areas. The Company's goals are to become the leading aggregator and distributor of manufacturing data by gathering fragmented manufacturing data from disparate sources worldwide into a collective, powerful, interlocking matrix of concise information.

PRINCIPAL AGREEMENTS

On October 2, 2002, the Company entered into a share exchange agreement with Network60, LLC, a New York limited liability company ("Network60")(the "Share Exchange Agreement")(Exhibit 10.6). The shares of Network60 will be exchange for
(i) One Million Three Hundred Thousand Dollars ($1,300,000) in cash or other provided in the Share Exchange Agreement and (ii) a minimum of one million seven hundred thousand (1,700,000) shares of restricted stock of the Company (the "Company's Shares")(the Company's Shares and the $1,300,000, collectively, shall be referred as the "Company Exchange Amount"). The Share Exchange Agreement is to be closed shortly. For additional information 8-K filed on October 11, 2002.

CHANGE OF AUDITOR

Morgan & Co. was dismissed from its position as our certifying accountant on March 1, 2002. Salberg & Company was appointed as our new certifying accountant on the same day. For additional information 8-K filed on March 6, 2002.

Morgan & Co.'s report on the financial statements for the years ended December 31, 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the reports for the 2000 and 1999 financial statements, which each contained an explanatory paragraph that stated our recurring losses from operations raised substantial doubt about our ability to continue as a going concern. The 1998 financial statements did not include any adjustments that might result from the outcome of this uncertainty.

The decision to change accountants was approved by our board of directors pursuant to a consent board resolution dated March 1, 2002.

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
During our fiscal years ended December 31, 2000 and 1999, there were no disagreements with Morgan & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

On March 1, 2002, Salberg & Co. was engaged as our new principal accountant to audit our financial statements.

INTELLECTUAL PROPERTY

Pursuant to the terms and conditions of the Asset Purchase Agreement, the Company acquired business information and materials, software, domain names, customers, customer lists, databases and rights to a unpublished patent application for a technology entitled "Computer Based Comprehensive Commerce System" (the "Patent Application"). The assignment of the Patent Application was recorded with the United States Patent and Trademark Office on March 7, 2002.

The Company plans to evaluate the value of the domain names acquired and make a decision whether it is in the best interests of the Company to continue to hold the ownership rights to such domain names.

The Patent Application primarily consists of a detailed set of instructions that sorts and compiles information in a database consisting of over 400,000 manufacturers, 22,000 products, U.S. government SIC data and U.S. Department of Commerce revenue data to generate lists designed to match sellers and purchasers of products and raw materials in the manufacturing industry.

MANAGEMENT AND EMPLOYEES

Our senior management team has experience in exploiting technologies in emerging markets and our technical team is proficient in wireless technologies. Currently one of our employees and managers holds stock and/or options with future vesting dates to encourage continued commitment and focus for several years. As of September 31, 2002, we had approximately four (4) full-time employees and zero
(0) contract or part-time employees. Our employees are not represented by a collective bargaining agreement and we consider our relationship with our employees to be good.

REPORTS TO SECURITY HOLDERS

We are a reporting company under the Exchange Act. We file an annual report (10-KSB) and quarterly statements (10-QSB) with the SEC. We must also file other reports, such as Form 8-K, as applicable. In addition, we file a proxy statement for our annual shareholders meeting (and, if applicable, any special meetings).

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov. The Internet address of the Company is http://www.dtomi.com.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

Certain statements in this Registration Statement on Form SB-2, as well as statements made by the Company in periodic press releases, oral statements made by the Company's officials to analysts and shareholders in the course of presentations about the company, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of the debt and equity markets; (4) competition; (5) demographic changes; (6) government regulations; (7) required accounting changes; and (9) other factors over which the Company has little or no control.

References in this document to "Dtomi", "the Company", "we", "us," and "our" refer to Dtomi, Inc.

DTOMI MANUFACTURING DATABASE. Dtomi's core service is providing pertinent sales, marketing and sourcing information to both corporate and consumer clientele with particular specialization for the manufacturing industry. This is achieved by a patent pending database software engine that amalgamates government economic census data with a domestic manufacturing database of approximately 400,000 manufacturing firms rendering valuable information to the manufacturing industry for increasing market share and finding prospective clients. Additionally, Dtomi will utilize an outbound call center and state of the art CSM software for permission based lead generation programs. Dtomi also has several other a-la-carte revenue products and services that promulgate this data into profitable revenue for any manufacturing company.

THE OTHER SERVICES INCLUDE THE FOLLOWING:

     o LIST MANAGEMENT. Dtomi, Inc. has a nonexclusive marketing agreement relating to an Intranet/Extranet e-mail marketing and content management product application that allows users to store, grouped and categorized an unlimited number of email contacts so as to target select markets chosen by the users. With the List Management back-end tracking and reporting ability, the email activity is recorded to create evaluation reports that detail whether the email was discarded by the recipient, read by the recipient, forwarded by the recipient, to whom it was forwarded and the ultimate disposition of the email. This is of particular importance to assess the effectiveness of the campaign.

     o WEBSITE DESIGN, MANAGEMENT, LOGO DESIGN, MAINTAIN "LEAD GENERATION". Dtomi, Inc. has a nonexclusive marketing agreement relating to website design, management and hosting; technical management of a menu driven standard do-it-yourself website design for DTOMI, Inc. customers; technical expertise for custom logo design; intellectual technology necessary to manage and maintain database technology relating to "lead generation."

     o OPT-IN EMAIL DISTRIBUTION. Dtomi, Inc. has a marketing agreement relating to "test market emails" for new products and/or services. Dtomi, Inc. has the ability to supply to its customer "test market emails" for the sale of products not to exceed an aggregate of one million opt-in emails per calendar month. If the "test market emails" are successful, Dtomi, Inc. has the ability for further opt-in email distribution to advertise, promote, sell and distribute products and services to demographically defined opt-in email recipients. This service includes the capability to process all valid purchase orders including credit card and all other acceptable valid electronic payment.

     o HYPERLINK DTOMI, INC. TO THE INCORPORATE USA, INC. WEBSITE. Dtomi, Inc. has an agreement with Incorporate USA, Inc. whereby Incorporate USA will refer and recommend all of its new business clients to DTOMI, Inc. for website development, website hosting and logo design. In addition to traditional oral and written recommendations, Incorporate USA, Inc. will hyperlink DTOMI, Inc. to the Incorporate USA, Inc. website at the "website design" button and such other buttons as relate thereto.

Activities  during  the  development  stage  include   fundraising   activities,
development of proprietary software and intellectual property and implementation of the business plan.

The Company has incurred significant losses since inception, and as of September 30, 2002 had an accumulated deficit of approximately $5,292,483. The Company will continue to incur losses until revenue grows sufficiently to cover ongoing operating costs, including the costs of sales and marketing efforts. There can be no assurances that this will occur. The Company has made a significant investment in the development of the Company's website, purchase of domain name, branding, marketing, and maintaining operations.

As of the date of this report, the Company has utilized substantially all of its available funding. The Company's continuation as a going concern will depend on its ability to generate sufficient cash flow from operations to cover operating costs, or to raise additional capital. No assurance can be given that the Company will be able to generate
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
adequate cash flow to fund ongoing operating costs or to raise additional funds. Because of an absence of sufficient cash flow, the Company has been required to limit operations.

RESULTS OF OPERATIONS

Despite effecting the asset acquisition agreement with International Manufacturers Gateway, Inc. (hereafter "IMG"), the Company had no revenues for the nine months ended September 30, 2002, a decrease of 100% over revenue of $10,247 for the same period in the prior year, which were primarily attributable to advertising sales. The reduction in revenue for the first half of 2002 can be explained generally by the inability of the Company to develop its operations beyond the development stage, the downturn in the American economy and the erosion of the market for sales, marketing and sourcing information. More specifically, the Company has reduced its employee roster to four. John "JT" Thatch, the Company's President, is currently focused on sales, marketing and sourcing information.

The Company had no recorded cost of sales for the quarter ended September 30, 2002, a drop of 100% compared to costs of $980 for the same period in the prior year. This amount decreased in 2002 as a result of changes to the business, particularly as a result of fewer employees being focused on selling.

The Company had no sales and marketing expenses for the quarter ended September 30, 2002, a drop of 100% compared to sales and marketing expenses of $86,968 for the same period in the prior year. This amount decreased in 2002 as a result of changes to the business, particularly as a result of fewer employees being focused on selling.

General and administrative expenses decreased to $5,110 for the third quarter of 2002, a reduction of 94% over costs of $88,036 for the same period last year. General and administrative expenses declined from the prior year as a result of changes to the business in late 2001, including relocation in the Company's offices and reorganization in management and lower executive payroll. Company management also made greater efforts to control operating costs in order to reduce administrative and other expenses. General and administrative expenses consist primarily of payroll costs for the Company's executive staff, accounting and administrative personnel, premises costs for the Company's office and other general corporate and office expenses.

In connection with the asset acquisition agreement with IMG in January 2002, the Company issued approximately 9,673,794 shares of common stock, 200,000 of which shares were issued to settle certain liabilities of IMG. A settlement loss of $322,000 was recognized in the first quarter of 2002 based on the fair market value of such 200,000 shares. This loss is not recurring in the 2002-third quarter.

The Company's Compensation expense increased from $61,886 for the three months ended September 30, 2001 as compared to $140,600 for the same period a year later, a 227% increase. This is primarily the result of a stock option grant to the current Company president valued at $218,976, see Note 6, Stockholders' Equity (Deficiency), (B) Stock Options included in the Notes to Consolidated Financial Statements which are a part of this report. The remaining $16,207 was cash compensation payments.

Professional fees increased to $45,698 for the three months ended September 30,2001 as compared to $115,470 for the same period a year later, a 252% increase. These professional fees consist primarily of legal and accounting fees that were incurred as a result of fund raising efforts and audit requirements

Net loss for the three months ended September 30, 2002 amounted to $58,344, a negligible loss per share, compared to a loss of $405,288 or $0.03 per share for the same period in 2001.

LIQUIDITY AND CAPITAL RESOURCES

The Company does not currently have an adequate source of reliable, long-term revenue to fund operations. As a result, Dtomi is reliant on outside sources of capital funding. There can be no assurances that the Company will in the future achieve a consistent and reliable revenue stream adequate to support continued operations. In addition, there are no assurances that the Company will be able to secure adequate sources of new capital funding, whether it is in the form of share capital, debt, or other financing sources.

Dtomi has cash and cash equivalents of $16 and a working capital deficit of $613,617 and total assets of $220,456 at

September 30, 2002. The Company continues to incur costs, but has not secured adequate new revenue to cover the costs.

PLAN OF OPERATION FOR THE NEXT 12 MONTHS

We estimate our business needs require an additional $500,000 cash infusion to carry it through the next 12 months. In order to become profitable, we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. This would either be a registered offering of securities or a private placement. We have not made any decision on the possible structure of this offering. Further, this offering may not occur, or if it occurs, may not raise the required funding. There are no preliminary or definitive agreements or understandings with any party for such financing.

If the financing is made available, over the next twelve months our plan of operation calls for continued focus on developing our operations by furthering our business plan that calls for implementing the operation of our core business, the Dtomi manufacturing database. The infrastructure is currently in place. The additional necessary financing would be utilized for call center salaries and daily operational expenses. The following discussion of our financial condition, changes in financial condition, and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes.

                             DESCRIPTION OF PROPERTY

The Company recently relocated its offices to 200 Ninth Avenue North, Suite 220, Safety Harbor, Florida 34965 and is in the process of transferring the computer systems acquired from IMG to its new offices. The Company is subleasing office space from New Millennium Media International, Inc..

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

David Otto, Chairman of the Board of Directors, is the 100% beneficial holder of all issued and outstanding securities of The Otto Law Group, PLLC ("Otto Law"), which bills the Company for legal services pursuant to an engagement agreement dated October 22, 2001 (the "Engagement Agreement").

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the NASD over-the-counter or "Bulletin Board" market under the symbol "DTMI." The following comprises the high and low bid prices for our common stock as of the end of each period indicated since October 30, 2001, unless otherwise indicated:

-------------------------------------------------------------- ------------------------- --------------------------
                           PERIOD                                      HIGH BID                   LOW BID
-------------------------------------------------------------- ------------------------- --------------------------
October 30 - December 31, 2001                                           2.25                      0.58
-------------------------------------------------------------- ------------------------- --------------------------
January 1 - March 31, 2002  (only to March 27, 2002)                     2.47                      0.75
-------------------------------------------------------------- ------------------------- --------------------------
April 1 - June 30, 2002                                                  0.90                      0.25
-------------------------------------------------------------- ------------------------- --------------------------
July 1 - July 31, 2002                                                   0.23                      0.18
-------------------------------------------------------------- ------------------------- --------------------------
August 1-31, 2002                                                        0.10                      0.19
-------------------------------------------------------------- ------------------------- --------------------------
September 1-30, 2002                                                     0.09                      0.15
-------------------------------------------------------------- ------------------------- --------------------------

Source: Yahoo! Finance

Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

As of September 30, 2002 there were approximately 479 holders of record of our common stock. We have never declared a cash dividend on our common stock.

                             EXECUTIVE COMPENSATION

The following table sets forth all compensation earned by all persons serving as our Chief Executive Officer during the fiscal years ended December 31, 2001, 2000 and 1999. None of our other officers or those of any of our subsidiaries earned greater than $100,000 in total salary and bonus during 2001, 2000 or 1999.


-------------------------------------------------------------------------------------------------------------------------
                                               SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------
                        Annual Compensation                                        Long Term Compensation
-------------------------------------------------------------------- ----------------------------------------------------
                                                                               Awards             Payouts
-------------------------------------------------------------------- ---------------------------- ---------- ------------
Name and Principal     Fiscal     Salary       Bonus    Other        Securities      Restricted   LTIP       All Other
Position               Year                             Annual       Under           Shares       Payouts    Compens-
                       Ended                            Compens-     Option/SAR                              ation
                                                        ation        Granted (#)
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
JOHN "JT" THATCH       (1)        $75,000      -0-      $120,000     1,831,798       -0-          -0-        -0-
Chief Executive                                         per year
Officer, President,
Treasurer and
Director
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
RICHARD LIBUTTI (2)    2001       $15,000 (3)  -0-      -0-          -0-             85,000       -0-        -0-
President,
Secretary, Treasurer
and Director
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
DAVID M. OTTO          (1)        -0-          -0-      -0-          -0-             -0-          -0-        -0-
Secretary and
Director
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
PARNELL CLITUS         (1)        -0-          -0-      -0-          -0-             -0-          -0-        -0-
Director
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
STEPHEN BARLEY (4)(5)  2001       $9,000       -0-      -0-          -0-             -0-          -0-        -0-
President,             2000       $9,000       -0-      -0-          -0-             -0-          -0-        -0-
Secretary, Treasurer
and Director
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
GEOFFREY GOODALL (6)   2001       -0-          -0-      -0-          -0-             -0-          -0-        -0-
                       2000       -0-          -0-      -0-          -0-             -0-          -0-        -0-
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
MICHAEL ALON (7)       2002       $200,000     -0-      -0-          -0-             -0-          -0-        -0-
Director
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------
MICHAEL KORF (7)       2002       $200,000     -0-      -0-          -0-             -0-          -0-        -0-
---------------------- ---------- ------------ -------- ------------ --------------- ------------ ---------- ------------


Notes:

(1)  Appointed on January 28, 2002.

(2) Mr. Libutti was appointed as president, secretary, treasurer and Director on October 22, 2001 and resigned on January 28, 2002.

(3) In earlier filings the Company reported that Mr. Libutti was compensated at the rate of $15,000 for his services in 2001. Mr. Libutti never received such compensation, and in lieu thereof, the Company granted Mr. Libutti a restricted stock award of 85,000 shares of common stock prior to September 30, 2002, but the shares of common stock were not issued until after September 30, 2002.

(4) Mr. Barley was appointed as a director on June 11, 1998; was appointed as president, secretary and treasurer on June 11, 1998; and resigned as a director, president, secretary and treasurer on October 22, 2001.

(5) The Company paid a management fee in the amount of $750 per month to C.H.M. Consulting Inc. in consideration for the services of Mr. Barley and office administration services.

(6) Mr. Goodall was appointed as a director on August 12, 1999, and resigned on September 20, 2001.

(7) Mr. Alon and Mr. Korf's salaries, pursuant to their employment agreements, will not be compensated until after the Share Exchange Agreement closes (see Exhibit 10.7 and Exhibit 10.8, respectively).


                              OPTION GRANTS IN 2001

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

No option/ SAR grants were issued in the last fiscal year.


                          FISCAL YEAR-END OPTION VALUE

No option/ SAR grants were issued in the last fiscal year.



     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                          Aggregated Options Exercised
                During the Financial Year Ended December 31, 2001
                      And Financial Year-End Option Values

No option/ SAR grants were issued in the last fiscal year.


COMPENSATION OF DIRECTORS

Our directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors or serving on committees of the Board of Directors. We may, however, determine to compensate its directors in the future. Directors are entitled to reimbursement of expenses incurred in attending meetings.

EMPLOYMENT AGREEMENTS

We have entered into an employment agreement with John "JT" Thatch. Mr. Thatch's agreement provides that he shall serve as our President and Chief Executive Officer. His employment agreement, as amended, expires January 28, 2005, but will remain in effect after that date unless terminated by either party upon prior written notice. Mr. Thatch's base salary is $75,000 for the first year of his employment, subject to increase by the board of directors or compensation committee, and $120,000 per year thereafter, subject to increase by the board of directors or compensation committee. Mr. Thatch's employment agreement also provides for $10,000 per year for accountable expenses. If we terminate Mr. Thatch without cause or he terminates his employment for good reason within 12 months of a change in control of our company, he will be entitled to receive severance payments equal to all payment of his salary for the reminder of his employment period. Mr. Thatch's employment agreement also contains provisions for non-disclosure, non-competition and non-solicitation of customers or employees.

Additionally, Mr. Thatch has received a grant of stock options to purchase 1,831,798 shares of our common stock with an exercise price of $0.01 per share. These options vested in one installment, on January 28, 2002.

            FINANCIAL STATEMENTS FOR PERIOD ENDING SEPTEMBER 30, 2002


                                   DTOMI, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2002
                               ------------------
                                   (Unaudited)


                                                       ASSETS
CURRENT ASSETS
Cash                                                                                                 $            16
Due from affiliate                                                                                               607
                                                                                                        --------------
TOTAL CURRENT ASSETS                                                                                             623
                                                                                                        --------------

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF $62,809                                           219,833
                                                                                                        --------------

TOTAL ASSETS                                                                                         $       220,456
                                                                                                        ==============



                                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Notes and loans payable                                                                              $       260,550
Accounts payable                                                                                              85,933
Accrued compensation, officer                                                                                 16,207
Accounts payable to related party                                                                            251,550
                                                                                                        --------------
TOTAL CURRENT LIABILITIES                                                                                    614,240
                                                                                                        --------------

STOCKHOLDERS' DEFICIENCY
Preferred stock, $0.001 par value, 25,000,000 shares authorized,
   None shares issued and outstanding                                                                           -
Common stock, $0.001 par value, 100,000,000 shares authorized,
   18,232,981 shares issued and outstanding                                                                   18,233
Common stock issuable (15,000 shares at par value)                                                                15
Additional paid-in capital                                                                                 4,880,451
Deficit accumulated during development stage                                                              (5,292,483)
                                                                                                        --------------

TOTAL STOCKHOLDERS' DEFICIENCY                                                                              (393,784)
                                                                                                        --------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                                       $       220,456
                                                                                                        ==============

         FINANCIAL STATEMENTS FOR THE NINE MONTH AND THREE MONTH PERIODS


                                   DTOMI, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                                   (Unaudited)


                                                                                                                     From
                                                                                                                September 20,
                                                                                                                     2000
                                                                                                               (Inception) to
                                                  Three Months Ended                 Nine Months Ended          September 30,
                                                     September 30,                      September 30,                2002
                                                2002              2001             2002            2001
                                           --------------    -------------    --------------    --------------    -----------------
REVENUES ..............................    $       --       $        980     $       --       $     10,247     $     11,837
Cost of revenues ......................            --                 13             --                213              213
                                           ------------     ------------     ------------     ------------     ------------
GROSS PROFIT ..........................            --                967             --             10,034           11,624
                                           ------------     ------------     ------------     ------------     ------------

OPERATING EXPENSES
Compensation ..........................        (140,600)          61,886          326,676          161,001        2,196,563
Consulting ............................           2,000           45,850           80,075          224,442        1,186,058
Depreciation and amortization .........          23,554           25,390           62,809          116,309          140,885
General and administrative ............           3,629           88,036           90,361          314,571          326,884
Professional fees .....................         116,951           45,698          346,859           45,698          639,392
Rent ..................................          28,816            7,632           41,088           22,896           71,616
Impairment loss .......................            --               --               --               --             88,010
Sales, marketing and advertising ......            --             86,968             --            162,692           75,664
                                           ------------     ------------     ------------     ------------     ------------
TOTAL OPERATING EXPENSES ..............          34,350          361,460          947,868        1,047,609        4,725,072
                                           ------------     ------------     ------------     ------------     ------------

LOSS FROM OPERATIONS ..................         (34,350)        (306,493)        (947,868)      (1,037,575)      (4,713,448)
                                           ------------     ------------     ------------     ------------     ------------

OTHER INCOME (EXPENSE)
Other income ..........................            --               --               --            200,654           36,466
Settlement loss .......................         (23,994)         (42,500)        (345,994)         (42,500)        (569,825)
Interest expense ......................            --             (2,295)            --            (10,594)         (45,676)
                                           ------------     ------------     ------------     ------------     ------------
TOTAL OTHER INCOME (EXPENSE), NET .....         (23,994)         (44,795)        (345,994)         147,560         (579,035)
                                           ------------     ------------     ------------     ------------     ------------

NET LOSS ..............................    $    (58,344)    $   (405,288)    $ (1,293,862)    $   (890,015)    $ (5,292,483)
                                           ============     ============     ============     ============     ============

Net loss per share - basic and diluted     $       --       $      (0.03)    $      (0.08)    $      (0.08)    $      (0.49)
                                           ============     ============     ============     ============     ============

Weighted average number of shares
  outstanding during the period - basic
  and diluted .........................      17,863,198       11,738,905       16,230,021       11,738,905       10,703,554
                                           ============     ============     ============     ============     ============

       FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 2002 AND 2001


                                   DTOMI, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                                   (Unaudited)


                                                               Nine Months Ended September 30,       From September 20, 2000
                                                                                                     (Inception) to September
                                                                                                             30, 2002
                                                                   2002               2001
                                                               --------------      ------------    ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                    $    (1,293,862)    $    (890,015)  $                 (5,292,483)
Adjustments to reconcile net loss to net cash used in
  operating activities:
Stock and options for services                                      289,326              -                         2,532,576
Settlement loss - stock based                                       345,994              -                           457,084
Depreciation and amortization                                        62,809            90,919                        140,885
Non-stock based impairment loss and other asset write-offs             -                 -                            37,249
Non-stock based settlement loss                                        -                 -                            70,241
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable                                                    -                2,935                          1,125
Deposits                                                               -                 (250)                          -
Due from affiliate                                                     (607)             -                              (607)
Increase (decrease) in:
Accounts payable                                                    321,949           121,316                        765,801
Accrued expenses                                                       -               37,447                           -
Accrued compensation, officer                                        16,207              -                              -
Note payable                                                         12,550              -                            12,550
                                                               --------------      ------------    ---------------------------
NET CASH USED IN OPERATING ACTIVITIES                              (245,634)         (637,648)                    (1,275,579)
                                                               --------------      ------------    ---------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                     -                 (673)                        (2,700)
Cash portion of asset purchase                                         -                 -                          (152,207)
                                                               --------------      ------------    ---------------------------
NET CASH USED IN INVESTING ACTIVITIES                                  -                 (673)                      (154,907)
                                                               --------------      ------------    ---------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft                                                         -               13,337                           -
Cash acquired in asset purchase                                        -              325,362                          9,740
Loan proceeds                                                       248,000              -                         1,255,612
Proceeds from exercise of warrants & options                            100              -                           167,500
Repayment to former officer                                          (2,450)             -                            (2,450)
Contributed capital                                                    -                 -                               100
Proceeds from sale of common stock                                     -              289,599                           -
                                                               --------------      ------------    ---------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           245,650           628,298                      1,430,502
                                                               --------------      ------------    ---------------------------

Net Increase (Decrease) in Cash                                          16           (10,023)                            16

Cash and Cash Equivalents at Beginning of Period                       -               10,023                           -
                                                               --------------      ------------    ---------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $            16     $        -      $                         16
                                                               ==============      ============    ===========================

                                   DTOMI, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2002
                               ------------------
                                   (Unaudited)


NOTE 1  BASIS OF PRESENTATION


The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim consolidated financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of consolidated financial position and results of operations.


It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair consolidated financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.


For further information, refer to the audited financial statements and footnotes of International Manufacturers Gateway, Inc. (See Note 3) for the years ending December 31, 2001 and 2000 included in the Company's Form 8-K/A.


NOTE 2  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     (A)  NATURE OF BUSINESS


     On January 21, 2002, (the "Recapitalization Date") Dtomi, Inc. (the "Company" or "Dtomi"), which was incorporated under the laws of Nevada on June 12, 1998 and had been inactive since that date, acquired certain assets and assumed certain liabilities of International Manufacturers Gateway, Inc. ("IMG") in exchange for 9,673,794 shares of the Company's common stock. As a result, IMG obtained an approximate 58% voting control in the Company. (See Note 3) IMG was incorporated under the laws of the State of Delaware on September 20, 2000 to be a successor company to American Manufacturers.com, Inc. ("AMC"). In December 2000, AMC reorganized by selling substantially all its assets and liabilities to IMG.


     AMC's intention was to create an Internet business community for business-to-business e-commerce specific to manufacturing by linking America's manufacturers into one buying and selling community. Upon reorganization into IMG, the strategy was changed to being a provider of marketing intelligence data.


     The Company provides pertinent sales, marketing and sourcing information to both corporate and consumer clientele with particular specialization for the manufacturing industry. This is achieved by a patent pending algorithm that amalgamates government economic census data with a domestic manufacturing database of approximately 400,000 manufacturing firms rendering valuable information to the manufacturing industry for increasing market share and finding prospective clients. Additionally, Dtomi utilizes an outbound call center and state of the art CSM software for permission based lead generation programs. Dtomi also has several other a- la- carte revenue products and services that promulgates this data into profitable revenue for any manufacturing company.


     Activities during the development stage include fundraising activities, development of proprietary software and intellectual property and implementation of the business plan.


     (B)  NET LOSS PER COMMON SHARE

     Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) available to common stockholder by the weighted-average number of common shares outstanding for the period. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The assumed exercise of common stock equivalents was not utilized since the effect was antidilutive. At September 30, 2002, there were options to purchase 1,824,798 shares of common stock outstanding, which may dilute future earnings per share.


NOTE 3  ASSET PURCHASE AND REORGANIZATION OF PREDECESSOR COMPANY


On January 21, 2002 (the "Recapitalization Date"), pursuant to an asset acquisition agreement, the Company purchased substantially all of the assets and certain liabilities of IMG, in exchange for 9,673,794 shares of the Company's common stock of which 1,285,656 shares were to be used to settle certain liabilities if IMG. Based on the 8,388,138 shares to be retained by IMG, IMG obtained an approximate 58% voting interest in the Company. As IMG obtained control of Dtomi, the transaction is accounted for as a recapitalization of IMG. Accordingly, the operations reflected in the accompanying consolidated financial statements represent the historical operations of IMG and the operations of Dtomi, Inc. from the Recapitalization Date. (See Notes 5 and 6)


NOTE 4  NOTES AND LOANS PAYABLE AND ACCOUNTS PAYABLE


On January 14, 2002, the Company executed a $15,000 note payable to a former officer. The note is due January 21, 2002 and accrues interest at an unstated rate. The note, which had a remaining balance of $12,550 at September 30, 2002 and included in current loans payable was in default and is secured by 100,000 common shares from the Company's treasury. In October 2002, the note was settled in exchange for a total of 85,000 common shares (see Note 9).


On the Recapitalization Date, the Company assumed $910,867 of loans and notes payable and $315,295 of accounts payable.


In May 2002, the $910,867 loan balance was settled for 1,191,511 common shares valued at $0.40 per shares based on the trading price of the common stock. No gain or loss was recognized.


During the nine months ended September 30, 2002, the Company received $248,000 of open advances from stockholders, which are classified as current loans payable on the accompanying consolidated financial statements.


NOTE 5  COMMITMENTS AND CONTINGENCIES


     (A)  LIABILITIES AND OTHER COMMITMENTS OF IMG NOT ASSUMED


     The Company has only assumed certain liabilities of IMG and has taken the position that as a separate and distinct entity from IMG, the Company is not responsible for unassumed liabilities. The following unaudited information provides an estimate of the liabilities of IMG, which were not assumed by the Company:




         Accounts payable             $     397,068
         Accrued liabilities                131,821
                                         ------------
                                      $     528,889
                                         ============

     IMG has been issued 200,000 common shares of Dtomi to be used for potential settlement of the above liabilities not assumed (see Note 6(A)).


     In addition, IMG owes 2,500 shares (as restated for the exchange ratio) of common stock to a creditor as a default penalty on a note payable.


     IMG committed to grant options to purchase approximately 102,100 shares (as restated for the exchange ratio) of common stock during 2000 and 2001 under various agreements. As of September 30, 2002, these options have not been granted.


     (B)  OFFICE LEASE WITH RELATED PARTY


     The Company pays rent to a company (the "landlord") where the President of the Company is also an officer of the landlord. The lease term is one year commencing February 1, 2002 and rent is $4,800 per month.

NOTE 6  STOCKHOLDERS' EQUITY (DEFICIENCY)

     (A)  STOCK ISSUANCES

     (B) In January 2002, pursuant to the recapitalization, the original stockholders of Dtomi are deemed to have been issued 6,099,000 common shares of the Company. (See Note 3)

     In January 2002, the then President of the Company was granted 15,000 common shares for services rendered. The shares were valued at the trading price on the grant date resulting in a compensation expense of $28,350. At September 30, 2002, these shares have not yet been issued and are therefore reflected on the accompanying consolidated balance sheet as issuable. This individual was also a creditor for a note payable of $12,550 (see Note 4). The total amount of the note payable and the 15,000 shares was settled in October 2002 for 85,000 common shares. (See Note 9)

     In May 2002, 1,191,511 new common shares were issued and 1,085,656 reserved common shares were transferred to creditors for $910,867 of loans, notes and accrued interest. The shares were valued at $0.40 per share based on the trading price on the settlement date resulting in no gain or loss. (See Notes 3 and 5(A))

     In May 2002, 598,676 common shares were issued to settle $293,470 in accounts payable. The shares were valued at $0.40 per share based on the trading price at the settlement date resulting in no gain or loss.

     In May 2002, 70,000 common shares were issued for services rendered resulting in a consulting expense of $42,000 based on the $0.60 per share trading price on the grant date.

     Pursuant to the acquisition agreement (See Note 3), 1,085,656 of the 1,285,656 common shares were recorded as common stock at par value, with an offsetting charge to additional paid-in capital since they were to be used to settle certain liabilities assumed by Dtomi (see above). At June 30, 2002 there were 200,000 reserved common shares accounted for as a settlement expense in the first quarter of fiscal 2002 at a fair market value of $1.61 per share on the recapitalization date resulting in an expense of $322,000. (See Note 6)

     On August 28, 2002 the Company's legal counsel exercised options for 600,000 common shares at $0.00001 or an aggregate $6 which was paid for by reducing the accounts payable to the legal counsel. (See Note 6(B))

     (B)  STOCK OPTIONS

     Officers, employees, consultants, and directors of the Company are awarded options periodically for the purchase of common stock of the Company under the Company's Non-Qualified Stock Option and Restricted Stock Plan (the "Plan") which was effective September 15, 2000. The options, which typically expire ten years from the grant date but may expire earlier as determined by the compensation committee of the Board of Directors, vest as determined by the compensation committee of the Board of Directors. Upon termination of employment, for any reason other than death, disability, or retirement, all rights to exercise options shall terminate 90 days after the date of employment termination. The aggregate numbers of shares subject to options granted or restricted stock offered under the plan may not exceed 25% of the outstanding shares of stock of the Company.


     During the nine months ended September 30, 2002, the Company granted 1,824,798 options pursuant to the employment agreement with its President. Under the variable accounting method of APB 25 and related interpretations, which increases or decreases the related compensation expense at each balance sheet date based on the fair market value of the options at that date, the Company recognized compensation expense of $218,976 during the nine months ended September 30, 2002. The variable accounting method may result in a negative compensation expense for any quarterly period depending on whether or not there is other compensation expense to offset a decreasing adjustment to the variable options expense in that quarter. The decrease in compensation expense for the three months ended September 30, 2002 was $168,950 resulting in an aggregate negative compensation expense for the three months ended September 30, 2002 (of $140,600).


     On August 28, 2002, pursuant to the Company's 2001 Stock Option Plan, the Board of Directors granted to the Company's legal counsel, who is a director of the Company, stock options to purchase 600,000 common shares in exchange for $60,000 of accounts payable due. The options were exercisable immediately at $0.00001 per share or an aggregate $6. The options were simultaneously exercised on August 28, 2002 and the $6 was paid with the reduction of accounts payable owned to the legal counsel. The trading value of the common stock on the grant date was $0.14 resulting a value per share of $0.14 under the Black-Scholes option pricing method in accordance with SFAS 123 using the following assumptions: expected dividend yield 0%, risk-free interest rate of 2.32%, volatility of 53% and a nil term due to immediate exercise. The aggregate value of the options was $83,994, resulting in a settlement loss of $23,994.


     (C)  PREFERRED STOCK


     The Company has authorized 25,000,000 shares of preferred stock. The rights and preferences of the preferred stock may be determined by the Board of Directors at its discretion.


NOTE 7  RELATED PARTIES


The Company has $251,550 due to its outside legal counsel firm. The principal of that firm is a director of the Company. (See Note 6)


NOTE 8  GOING CONCERN


As reflected in the accompanying consolidated financial statements, the Company has a deficit accumulated during the development stage of $5,292,483 at September 30, 2002, a net loss of $58,344 for the three months ended September 30, 2002, cash used in operations during the nine months ended September 30, 2002 of $245,634, a working capital deficit of $613,617 at September 30, 2002 and is a development stage company with no current revenues. The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan, raise capital, and generate revenues.


The Company has restructured its management and is seeking additional funding to implement its business plan. In addition, management is in negotiations with a potential acquiree which if consummated will provide revenues to the Company. Management believes that actions presently being taken allow the company the ability to continue as a going concern.


The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.


NOTE 9  SUBSEQUENT EVENTS


On October 2, 2002, the Company executed a binding Share Exchange Agreement with a New York Limited Liability Company (the "LLC"), to purchase all of the units of ownership. The terms of the Share Exchange Agreement provide for a closing no later than October 31, 2002. This closing date has since been rescheduled for November 20, 2002. The Company will pay $1,300,000 plus issue a minimum of 1,700,000 shares of Company restricted common shares with piggyback registration rights. The Share Exchange Agreement provides for an alternative to the payment of $1,300,000 at closing. A minimum payment of $500,000 is required at closing and any remaining balance may be financed by the LLC secured by the conveyed assets.


On October 22, 2002, a $12,550 note and 15,000 shares issuable was settled in exchange for a total of 85,000 common shares (see Note 4). The trading value of the stock on the settlement date was $0.045 resulting in a value for the excess 70,000 shares of $3,150. A gain on settlement of $9,400 was recognized.

           FINANCIAL PROJECTIONS FOR THE NEXT THREE YEARS THAT INCLUDE
                          THE SHARE EXCHANGE AGREEMENT


                         PRO FORMA FINANCIAL STATEMENTS

                           DTOMI, INC. AND NETWORK 60

                      Condensed Consolidated Balance Sheet
                                   (unaudited)

                                              JULY 31, 2002
ASSETS
Current assets:
         Cash in bank .................      $    89,712

   Accounts  receivable -  advertising           230,367
   Employee  receivable ...............            4,586
   Due from  affiliate ................              607
                                             -----------
       Total  current  assets .........          325,272

Other assets:
   Computer ...........................          661,186
   Domain  names ......................            4,254
   Office  equipment ..................           53,835
   Technology .........................          309,173
                                             -----------

       Total  other  assets ...........        1,353,720
                                             ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
         Accounts payable to vendors ..      $   151,331

   E-value  revenue  shares ...........           18,857
   Notes  Payable .....................          163,550
   Payable  to  related  party ........                0
   Payables  due to  clients ..........          307,913
                                             -----------
       Total  account  payable ........          642,651

Other current liabilities:
   Accrued  Payroll ...................           32,000
   Withholding  taxes .................             (483)
                                             -----------
       Total  other  current ..........           31,517
                                             -----------
       Total  current  liabilities ....          674,168

Long-term  liabilites .................                0

       Total  current  liabilities ....          674,168
Equity:
   Common  stock ......................           17,633
   Common  stock  issuable ............               15
   Additional  paid-in  capital .......        6,773,499
   Retained  earnings .................       (3,998,621)
   Deferred Compensation ..............       (1,890,504)
   Capital -  partners ................          650,631
   Net  income ........................         (873,101)
                                             -----------
       Total  equity ..................          679,552

          Total  liabilities and equity        1,353,720
                                             ===========

                          PRO FORMA FINANCIAL STATEMENT
                           DTOMI, INC. AND NETWORK 60
        CONDESENSED CONSOLIDATED PROFIT AND LOSS STATEMENT FOR 2002-2004
                                   (unaudited)

                                  December      December       December
                                  31, 2002      31, 2003       31, 2004
                                -----------   -----------    -----------
REVENUE
     Gross sales ...........     2,290,000     5,586,000     9,939,000
       Other ...............       659,000     1,433,305     2,801,016
                                ----------    ----------    ----------
         Total .............     2,949,000     7,019,305     2,740,016
 Cost of Sales
     Operation Manager .....        51,000       109,000       140,750
     Researchers ...........        13,800       350,520       891,480
     I/T  personnel ........       198,000       314,000       413,500
     ISP  hosting ..........       304,000       387,000       504,750
         ICC ...............        10,000        60,000        60,000
     COGS ..................        40,000        50,000        62,000
     Telephone .............         5,500       152,400       387,600
                                ----------    ----------     ---------
         Total COGS ........       622,300     1,422,920     2,460,580

Gross profit ...............     2,326,700     5,596,385    10,279,436
                                ==========    ==========    ==========
Selling expenses
    VP sales ...............        81,638       155,048       192,309
    VP marketing ...........        65,000       159,250       185,563
    Adminstrative  Assistant             0        30,000        30,000
    Marketing  staff .......             0             0        96,000
    Advertising ............       300,000       400,000       500,000
    Credit card fees .......         5,000         6,250         7,813
    Bad  debts .............       220,000       330,000       412,500
    Sales staff ............             0             0       240,000
                                ----------    ----------    ----------
     Total sales ...........       671,638     1,080,548     1,664,184

 Administrative expenses
    Salaries ...............       505,162       914,503     1,342,694
    Rent ...................        49,000        90,000        97,500
    Equipment rental .......         4,000         5,000         6,250
    Telephone ..............        13,750        21,500        24,625
    Office  supplies .......        11,526        29,272        68,269
    Postage ................         5,305        18,460        46,131
    Bank charges ...........         1,320         2,150         2,463
    Professional  fees .....       175,000       151,250       159,063
    Insurance ..............        54,850       117,800       154,300
    Financial  reporting ...        52,500        60,000        60,000
    Travel and entertainment        42,000       100,000       110,000
    Consulting .............        92,500       122,500       138,125
    Automobile .............        12,000        15,000        18,750
    Dues and subscriptions .         5,000         6,250         7,813
    Contributions ..........         2,000         2,500         3,125
    Printing ...............         2,350         7,131        20,028
    Office maintenance .....         5,000         6,250         7,813
    Utilities ..............        10,000        12,500        15,625
    Miscellaneous ..........        17,500        36,250        37,813
     Total G&A .............     1,060,764     1,718,315     2,147,894
                                ----------    ----------    ----------
    Total  SG&A ............     1,732,402     2,798,863     3,812,078
                                ----------    ----------    ----------
        EBITDA .............       594,298     2,797,522     6,467,357
                                ==========    ==========    ==========

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the fullest extent legally permissible under the laws of the State of Nevada, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, other than underwriting discounts (if any), payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee:                      $267.58
Printing and engraving expenses:
Transfer agent and registrar fee:
NASD filing fee:
Legal fees and expenses:               $100,000.00*
Accounting fees and expenses:           $68,800.00*
Miscellaneous fees and expenses:
                                      ============
Total                                  $169,067.58*

*Estimated.

                     RECENT SALES OF UNREGISTERED SECURITIES

We made a private offering of 1,200,000 shares of our common stock at a price of $0.005 per share on April 1, 1999 pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act") and that certain Subscription Agreement, dated April 1, 1999, by and between the Company and J. Steven Barley. We received total proceeds of $6,000 from this offering. No commissions or fees were paid in connection with the offering.

Made a private offering of 800,000 shares of our common stock at a price of $0.05 per share on April 1, 1999 to a total of thirteen (13) investors pursuant to Subscription Agreements, dated April 1, 1999, by and between the Company and each of the investors. We received total proceeds of $40,000 from this offering. No commissions or fees were paid in connection with the offering. The offering was completed pursuant to Rule 504 of Regulation D of the Act which provides an exemption for issues of stock up to $1,000,000, in the aggregate. The following table sets forth the name of each purchaser to whom the shares were sold and the number of shares purchased by each such investor:

NAME                                            NUMBER OF SHARES
----                                            ----------------
James Bordian                                            100,000
James De Marco                                           100,000
Susan Hand                                               100,000
Deidre Hopkins                                           100,000
International European Realty Limited                    100,000
Leslie Kapusianyk                                          7,500
Decay Holdings, Inc.                                       7,500
Joe Lewis                                                100,000
Michelle O'Neill                                          35,000
Stephen O'Neill                                           35,000
Clive Stephens                                           100,000

                                       43

Jennifer Taylor                                            7,500
Michael Taylor                                             7,500

None of the aforementioned purchasers were, at any time during the offering, officers or directors of the Company.

We entered into an offering of 33,000 shares of our common stock at a price of $0.25 per share on April 5, 1999 to a total of thirty-three (33) investors pursuant to Subscription Agreements, dated April 5, 1999, by and between the Company and each investor. We received total proceeds of $8,250 from this offering. No commissions or fees were paid in connection with the offering. The offering was completed pursuant to Rule 504 of Regulation D of the Securities Act.

                                          NUMBER OF
NAME                                      SHARES
----                                      ------
Glenn Bailey                              1,000
Nicola Bailey                             1,000
Steve Bastable                            1,000
Rolf Baumbusch                            1,000
Graeme Blaney                             1,000
Kurt Bordian                              1,000
Myrl Bordian                              1,000
Anita Bowes                               1,000
Joseph Bowes                              1,000
Edward Bowes                              1,000
Grant Hempell                             1,000
Francine Legault                          1,000
Bill McGinty                              1,000
Debra L. Mol                              1,000
Raymond Mol                               1,000
Angela O'Neill                            1,000
Edward Panos                              1,000
Michael Proctor                           1,000
Elizabeth Provenzano                      1,000
Michael Provenzano                        1,000
James B. Ransom                           1,000
Ghassan R. Saade                          1,000
Manoj Sikka                               1,000
Roy C. Smith                              1,000
Patricia Smith                            1,000
Don Sutherland                            1,000
Gerda Taylor                              1,000
Kristie Taylor                            1,000
Jennifer Taylor                           1,000
Jennifer Taylor                           1,000
Michael G. Thomson                        1,000
Paul J.C. Woodward                        1,000
Ronald Zokol                              1,000

None of the aforementioned purchasers were, at any time during the offering, officers or directors of the Company.

On January 21, 2002, the Company offered and sold to IMG 8,115,144 shares of common stock in connection with the Asset Purchase Agreement. The offering to IMG was made in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

On January 28, 2002, the Company offered and sold it its Chief Executive Officer, President, Treasurer and Director, John "JT" Thatch an option to purchase 1,831,798 shares of our common stock at an exercise price of $0.01 per share in exchange for Mr. Thatch's services to the Company. The option vested on January 28, 2002. The offering to Mr. Thatch was made in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

                                    EXHIBITS

Pursuant to Rule 601 of Regulation SB, the following exhibits are included herein or incorporated by reference.



Exhibit
Number   Title
--------------

--------------------------------------------------------------------------------

3.1.1. Articles of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form 10-SB 12G/A filed on November 26, 1999)

3.1.2. Certificate of Amendment to Articles of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form 10-SB 12G/A filed on November 26, 1999)

3.1.3. Certificate of Amendment to Articles of Incorporation of the Company filed October 25, 2001 (incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on December 18, 2001)

3.2. Bylaws of the Company (incorporated by reference to the Company's Registration Statement on Form 10-SB 12G/A filed on November 26, 1999)

10.1 Dtomi, Inc. 2001 Stock Option Plan (incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on December 18, 2001)

10.2 International Manufacturers Gateway, Inc. 2000 Stock Option Plan (incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on December 18, 2001)

10.3 Asset Purchase Agreement, dated January 20, 2002, by and between Dtomi, Inc. and International Manufacturers Gateway, Inc. (incorporated by reference to the Company's Current Report on Form 8-K filed on January 29, 2002)

10.4 Stock Purchase Agreement, dated September 24, 2001, by and among J. Stephen Barley, Sarah Dankert, Michael Schliman, Zaida Torres and Copper Valley Minerals Ltd. (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2001)

10.5 Employment Agreement, dated January 28, 2002, by and between the Company and John "JT" Thatch (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)

10.6 Share Exchange Agreement, dated October 2, 2002, by and among Dtomi, Inc. and Network60, LLC. (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)

10.7 Michael Alon's Employment Agreement (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)

10.8 Michael Korff's Employment Agreement (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)

                                  UNDERTAKINGS

We hereby undertake that we will:

(1) File, during any period in which we offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) or any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Safety Harbor, Florida, on November 15, 2002.

         REGISTRANT:

                                              DTOMI, INC.




    Date:  November 15, 2002         By:   /S/ JOHN "JT" THATCH
                                           -------------------------------------
                                           Name:   John "JT" Thatch
                                           Title:  Chief Executive Officer,
                                                   President and Treasurer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

-------------------------------------------------------------------------------------------------------------------


/S/ DAVID M. OTTO                       Director and Chairman of the Board    November 15, 2002
-------------------------------------
David M. Otto
--------------------------------------- ------------------------------------- -------------------------------------

                                       46

/S/ JOHN "JT" THATCH                    Director                              November 15, 2002
------------------------------------

John "JT" Thatch
--------------------------------------- ------------------------------------- -------------------------------------


/S/ PARNELL CLITUS                      Director                              November 15, 2002
------------------------------------

Parnell Clitus
--------------------------------------- ------------------------------------- -------------------------------------

                                  EXHIBIT INDEX


Exhibit
Number   Title
--------------
--------------------------------------------------------------------------------

3.1.1. Articles of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form 10-SB 12G/A filed on November 26, 1999)

3.1.2. Certificate of Amendment to Articles of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form 10-SB 12G/A filed on November 26, 1999)

3.1.3. Certificate of Amendment to Articles of Incorporation of the Company filed October 25, 2001 (incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on December 18, 2001)

3.2. Bylaws of the Company (incorporated by reference to the Company's Registration Statement on Form 10-SB 12G/A filed on November 26, 1999)

10.1 Dtomi, Inc. 2001 Stock Option Plan (incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on December 18, 2001)

10.2 International Manufacturers Gateway, Inc. 2000 Stock Option Plan (incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed on December 18, 2001)

10.3 Asset Purchase Agreement, dated January 20, 2002, by and between Dtomi, Inc. and International Manufacturers Gateway, Inc. (incorporated by reference to the Company's Current Report on Form 8-K filed on January 29, 2002)

10.4 Stock Purchase Agreement, dated September 24, 2001, by and among J. Stephen Barley, Sarah Dankert, Michael Schliman, Zaida Torres and Copper Valley Minerals Ltd. (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2001)

10.5 Employment Agreement, dated January 28, 2002, by and between the Company and John "JT" Thatch (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)

10.6 Share Exchange Agreement, dated October 2, 2002, by and among Dtomi, Inc. and Network60, LLC. (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)

10.7 Michael Alon's Employment Agreement (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)

10.8 Michael Korff's Employment Agreement (incorporated by reference to the Company's Current Report on Form 8-K filed on October 11, 2002)